UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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HALLIBURTON COMPANY

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Notice of Annual Meeting of Stockholders and
2016 Proxy Statement

Wednesday, May 18, 2016 at 9:00 a.m. Central Daylight Time
3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032

To Our Valued Stockholders:

Delivering superior value for our customers, employees and stockholders is Halliburton’s primary objective, and we are committed to excellence in innovation, collaboration and execution — our most powerful tools for achieving it.

We have taken confident steps to expand our capabilities and drive our growth, and our goals for maximizing the long-term prospects for our business are both smart and bold. In 2015, we outperformed the market and our peer group in both North America and international revenue by executing on our key strategies around unconventionals, mature fields and deepwater. However, 2015 was a very challenging year for the industry, as reduced commodity prices created widespread pricing pressure and activity reductions for Halliburton on a global basis. While the intensity and duration of the current market downturn is uncertain, we are continuing to execute on our two-pronged strategy in the downturn. The first part is to control what we can control in the short term, and the second is to look beyond the cycle and prepare for the recovery.

The coming year continues to present a challenging market environment; however, our management team has handled previous downturns successfully, and we intend to emerge from this cycle strong and well prepared when the market rebounds.

Our stockholders play a key role in our ongoing success and we gratefully acknowledge the confidence you continue to place in Halliburton.

I am pleased to invite you to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Wednesday, May 18, 2016, at 9:00 a.m. Central Daylight Time. The location will be our corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas.

Please refer to the proxy statement for detailed information on each of the proposals presented this year.

It is imperative that your shares be represented and voted at the meeting. If you attend the meeting, you may vote in person even if you have previously voted.

We appreciate your continuing interest in the business of Halliburton and we hope you will be able to attend the Annual Meeting.

Sincerely,

David J. Lesar

Chairman of the Board
and Chief Executive Officer
April 5, 2016

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Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Eligibility to Vote (page 2)

You can vote if you were a stockholder of record at the close of business on March 21, 2016.

How to Cast Your Vote (page 2)

You can vote by any of the following methods:

•	Internet (www.envisionreports.com/HAL) until 1:00 a.m. Eastern Daylight Time on May 18, 2016;

•	Telephone until 1:00 a.m. Eastern Daylight Time on May 18, 2016;

•	Completing, signing and returning your proxy or voting instruction card before May 18, 2016; or

•	In person, at the annual meeting: If you are a stockholder of record, we have a record of your ownership. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

Auditors (page 19)

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our principal independent public accountants for 2016.

Voting matters (pages 10, 19, 22)

	Board Vote	Page Reference
	Recommendation	(for more detail)
Election of Directors	FOR each Nominee	10
Ratification of the Selection of Auditors	FOR	19
Advisory Approval of Executive Compensation	FOR	22

Governance of the Company (page 3)

Corporate Governance

•	Corporate Governance Guidelines and Committee Charters

•	Code of Business Conduct

•	Related Persons Transactions Policy

The Board of Directors and Standing Committees of Directors

•	Board Attendance

•	Board Leadership

•	Lead Independent Director

•	Independent Committees

•	Board Risk Oversight

•	Stockholder Nominations of Directors

•	Qualifications of Directors

•	Process for the Selection of New Directors

•	Communication to the Board

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Board Nominees (page 10)

Name	Age	Director since	Occupation	Independent (Yes/No)	Committee Memberships		Other Company Boards
Abdulaziz F. Al Khayyal	62	2014	Retired Senior Vice	Yes	•	Health, Safety and
			President, Industrial			Environment
			Relations, Saudi Aramco		•	Nominating and Corporate Governance
Alan M. Bennett	65	2006	Retired President and CEO	Yes	•	Audit (Chair)	•	Fluor Corporation
			of H & R Block		•	Nominating and Corporate Governance	•	TJX Companies, Inc.
James R. Boyd	69	2006	Retired Chairman of the	Yes	•	Audit
			Board of Arch Coal, Inc.		•	Compensation (Chair)
Milton Carroll	65	2006	Executive Chairman of the Board of CenterPoint Energy, Inc.	Yes	• •	Compensation Nominating and Corporate Governance	• •	Western Gas Holdings, LLC LyondellBasell Industries
Nance K. Dicciani	68	2009	Chair of the Board and	Yes	•	Audit	•	Praxair, Inc.
			Interim Co-Principal Executive Officer of AgroFresh Solutions, Inc.		•	Health, Safety and Environment	•	LyondellBasell Industries
Murry S. Gerber	63	2012	Retired Executive Chairman	Yes	•	Audit	•	BlackRock, Inc.
			of the Board of EQT Corporation		•	Compensation	•	United States Steel Corporation
José C. Grubisich	59	2013	Chief Executive Officer of	Yes	•	Audit	•	Vallourec S.A.
			Eldorado Brasil Celulose		•	Health, Safety and
						Environment
David J. Lesar (Chairman)	62	2000	Chairman of the Board and CEO of Halliburton	No
Robert A. Malone	64	2009	Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc.	Yes	• •	Compensation Health, Safety and Environment (Chair)	• •	Peabody Energy Company Teledyne Technologies Incorporated
J. Landis Martin (Lead Director)	70	1998	Founder of Platte River Equity	Yes	• •	Health, Safety and Environment Nominating and Corporate	•	Lead Director of Apartment Investment and Management Company
						Governance	•	Chairman of Crown
								Castle International Corporation
							•	Lead Director of Intrepid
								Potash, Inc.
Jeffrey A. Miller	52	2014	President of Halliburton	No			•	Atwood Oceanics, Inc.
Debra L. Reed	59	2001	Chairman of the Board and	Yes	•	Compensation	•	Caterpillar
			CEO of Sempra Energy		•	Nominating and Corporate Governance (Chair)

Named Executive Officers (page 23)

Name	Age	Occupation	Since
David J. Lesar	62	Chairman of the Board and Chief Executive Officer	2000
Christian A. Garcia	52	Senior Vice President, Finance and Acting Chief Financial Officer	2015
James S. Brown	61	President - Western Hemisphere	2008
Jeffrey A. Miller	52	President	2012
Joe D. Rainey	59	President - Eastern Hemisphere	2011

2015 Overview

(For more detail please see Form 10-K.)

•	We outperformed our peer group in 2015 in both North America and international revenue.

•	We generated $23.6 billion of revenue during 2015, a 28% decrease from 2014 as a result of the depressed crude oil pricing environment and its corresponding negative impact on activity and pricing.

•	As a result of the downturn in the energy market and its corresponding impact on the our business outlook, during 2015 we recorded company-wide charges related primarily to asset write-offs and severance costs of approximately $2.2 billion to help reduce our cost structure to mitigate the current market conditions.

•	In November 2015, we issued $7.5 billion aggregate principal amount of senior notes with the intention of using the net proceeds to finance a portion of the cash consideration of the pending Baker Hughes acquisition.

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Executive Compensation

Objectives (page 24)

Our executive compensation program is composed of base salary, short-term incentives, and long-term incentives and is designed to achieve the following objectives:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

2015 Executive Total Compensation Mix (page 26)

2015 Executive Compensation Summary (page 38)

					Non-Equity	Change in Pension Value
			Stock	Option	Incentive Plan	and Nonqualified Deferred	All Other
	Salary	Bonus	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
David J. Lesar	1,660,000	0	3,867,735	2,103,341	5,999,513	299,127	1,941,613	15,871,329
Christian A. Garcia	439,875	0	701,100	381,669	217,564	8,489	363,494	2,112,191
James S. Brown	879,750	0	1,281,455	697,943	1,634,785	101,969	1,360,886	5,956,788
Jeffrey A. Miller	977,500	0	2,169,515	1,179,488	2,218,718	30,615	1,084,536	7,660,372
Joe D. Rainey	816,212	0	1,281,455	697,943	1,634,785	75,712	2,720,300	7,226,407

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Notice of Annual Meeting of Stockholders to be held May 18, 2016

Halliburton Company, a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, May 18, 2016 at 9:00 a.m. Central Daylight Time at its corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect the twelve nominees named in the attached proxy statement as Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as principal independent public accountants to examine the financial statements and books and records of Halliburton for the year ending December 31, 2016.

3.	To consider and act upon advisory approval of our executive compensation.

4.	To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set the close of business on Monday, March 21, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

On or about April 5, 2016, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 proxy statement and 2015 Annual Report on Form 10-K and how to vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the proxy statement and Form 10-K on the Internet.

IF YOU PLAN TO ATTEND

Attendance at the meeting is limited to stockholders and one guest each. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Each stockholder holding stock in a brokerage account will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you will be asked to present valid picture identification, such as a driver’s license or passport.

April 5, 2016

By order of the Board of Directors,

Robb L. Voyles

Executive Vice President, Secretary and General Counsel

You are urged to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

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GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Halliburton Company, or the Board, of proxies to be voted at our 2016 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting. By executing and returning the enclosed proxy, by following the enclosed voting instructions or by voting via the Internet or by telephone, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.

The Notice of Internet Availability of Proxy Materials is being sent to stockholders on or about April 5, 2016. Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2015 accompanies this proxy statement. The Annual Report on Form 10-K shall not be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the Annual Meeting will begin at 9:00 a.m. Please note that we will ask you to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

You may not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present, you can only vote your shares if you have voted via the Internet, by telephone or returned a properly executed proxy; in these cases, your shares will be voted as you specify. If you return a properly executed proxy and do not specify a vote, your shares will be voted in accordance with the recommendations of the Board. You may revoke the authorization given in your proxy at any time before the shares are voted at the Annual Meeting.

The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 21, 2016. Our common stock, par value $2.50 per share, is our only class of capital stock that is outstanding. As of March 21, 2016, there were 858,517,672 shares of our common stock outstanding. Each of our outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the Annual Meeting. We will keep a complete list of stockholders entitled to vote at our principal executive office for ten days before, and will also have the list available at, the Annual Meeting. Our principal executive office is located at 3000 N. Sam Houston Parkway East, Administration Building, Houston, Texas 77032.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a stockholder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and, except as set forth below, will have the effect of a vote against the matter.

Each Director shall be elected by the vote of the majority of the votes cast, provided that if the number of nominees exceeds the number of Directors to be elected and any stockholder-proposed nominee has not been withdrawn before the tenth (10th) day preceding the day we mail the Notice of Internet Availability of Proxy Materials to stockholders for the Annual Meeting, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director; we will not count abstentions. As a condition to being nominated by the Board for continued service as a Director, each Director nominee has signed and delivered to the Board an irrevocable letter of resignation limited to and conditioned on that Director failing to achieve a majority of the votes cast at an election where Directors are elected by majority vote. For any Director nominee who fails to be elected by a majority of votes cast, where Directors are elected by majority vote, his or her irrevocable letter of resignation will be deemed tendered on the date the election results are certified. Such resignation shall only be effective upon acceptance by the Board.

The election inspectors will treat broker non-vote shares, which are shares held in street name that cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. A broker may be entitled to vote those shares on other matters.

In accordance with our confidential voting policy, no particular stockholder’s vote will be disclosed to our officers, Directors, or employees, except:

•	as necessary to meet legal requirements and to assert claims for and defend claims against us;

•	when disclosure is voluntarily made or requested by the stockholder;

•	when the stockholder writes comments on the proxy card; or

•	in the event of a proxy solicitation not approved and recommended by the Board.

The proxy solicitor, the election inspectors, and the tabulators of all proxies, ballots, and voting tabulations are independent and are not our employees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

Our Board has long maintained a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines, as revised in January 2015, are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com by clicking on the tab “About Us,” and then the “Corporate Governance” link. The guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board.

In order for our stockholders to understand how the Board conducts its affairs in all areas of its responsibility, the full text of the charters of our Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees are also available on our website.

Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.

Code of Business Conduct

Our Code of Business Conduct, which applies to all of our employees and Directors and serves as the code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions, is available on our website. Any waivers to our Code of Business Conduct for our Directors or executive officers can only be made by our Audit Committee. There were no waivers of the Code of Business Conduct in 2015.

Related Persons Transactions Policy

Our Board has adopted a written policy governing related persons transactions as part of the Board’s commitment to good governance and independent oversight. The policy covers transactions involving any of our Directors, executive officers, nominees for Director, or greater than 5% stockholders, or any immediate family member of the foregoing, among others.

The types of transactions covered by this policy are transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which (1) we or any of our subsidiaries were or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director of, or holding less than a 10% beneficial ownership interest in, another entity).

Under the policy, we generally only enter into or ratify related persons transactions when the Board determines such transactions are in our best interests and the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board will consider the following factors and such other factors it deems appropriate:

•	whether the related person transaction is on terms comparable to terms generally available with an unaffiliated third party under the same or similar circumstances;

•	the benefits of the transaction to us;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

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THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

The Board has standing Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees. Each of the standing committees are comprised of non-employee Directors, and in the business judgment of the Board, all of the non-employee Directors are independent, after considering all relevant facts and circumstances, as well as the independence standards set forth in our corporate governance guidelines. Our corporate governance guidelines are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com.

Our independence standards meet, and in some instances exceed, NYSE independence requirements. Our definition of independence and compliance with our independence standards is periodically reviewed by the Nominating and Corporate Governance Committee. In connection with its independence determination, the Board considered that during 2015, we provided services in the ordinary course of business to Sempra Energy, of which Ms. Reed is the Chairman and Chief Executive Officer. The Board concluded that the relationship was not material and did not affect the independence of Ms. Reed. There were no relevant transactions, relationships, or arrangements not disclosed in this proxy statement that were considered by the Board in making its determination as to the independence of the Directors.

Board Attendance

During 2015, the Board held 6 meetings and met in Executive Session, without management present, on 5 occasions.

Committee meetings were held as follows:

Audit Committee	9
Compensation Committee	5
Health, Safety and Environment Committee	5
Nominating and Corporate Governance Committee	4

All members of the Board attended at least 80% of the total number of meetings of the Board and the committees on which he or she served during the last fiscal year.

All of our Directors attended the 2015 Annual Meeting, as required by our corporate governance guidelines.

Board Leadership

Our corporate governance guidelines provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and Chief Executive Officer should be combined or separate. After review and discussion, our Board has decided that a combined leadership role would best serve the needs of the Company and its stockholders. The Board believes that David J. Lesar, our current Chairman and Chief Executive Officer, with his industry expertise, financial expertise, and in-depth knowledge of Halliburton and its business, is the correct person to fill both roles.

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Lead Independent Director

In order to help ensure independent Board leadership and oversight, the Board has elected Mr. J. Landis Martin as our Lead Independent Director. Mr. Martin’s role and responsibilities are set forth in the Lead Independent Director Charter adopted by the Board and include presiding over the executive sessions of the non-employee Directors. Mr. Martin also advises management on and approves the agenda items to be considered at meetings of the Board. With the exception of our Chairman and Chief Executive Officer, Mr. Lesar, and our President, Mr. Miller, the Board is composed of independent Directors. Our Lead Independent Director Charter can be found on our website at www.halliburton.com.

Independent Committees

As governance best practice, key committees of the Board are comprised solely of independent Directors. We have established processes for the effective oversight of critical issues entrusted to independent Directors, such as:

•	the integrity of our financial statements;

•	CEO and senior management compensation;

•	CEO and senior management succession planning;

•	the election of our Lead Independent Director;

•	membership of our independent Board committees;

•	Board, Committee, and Director evaluations; and

•	nominations for Directors.

The Board believes it has a strong governance structure in place to ensure independent oversight on behalf of all stockholders.

Board Risk Oversight

We have implemented an Enterprise Risk Management system to identify and analyze enterprise level risks and their potential impact on us. At least annually, the Audit Committee of the Board receives a report on our processes with respect to risk assessment and risk management. Our executive officers are assigned responsibility for the various categories of risk, with the Chief Executive Officer being ultimately responsible to the Board for all risk categories. The responsibility of the Chief Executive Officer for all risk matters is consistent with his being primarily responsible for managing our day-to-day business.

Halliburton Board Leadership

•	Mr. David J. Lesar is our Chairman and CEO

•	Mr. J. Landis Martin is our Lead Independent Director

•	10 of our 12 Directors are independent

•	All members of the Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees are independent.

Our Board believes that continuing to combine the position of Chairman and CEO is in the best interests of the Company and our stockholders, and that our Lead Independent Director and the strong presence of engaged independent Directors ensures independent oversight.

Members of the Committees of Our Board of Directors

		Health, Safety and	Nominating and Corporate
Audit Committee	Compensation Committee	Environment Committee	Governance Committee
Alan M. Bennett*	James R. Boyd*	Abdulaziz F. Al Khayyal	Abdulaziz F. Al Khayyal
James R. Boyd	Milton Carroll	Nance K. Dicciani	Alan M. Bennett
Nance K. Dicciani	Murry S. Gerber	José C. Grubisich	Milton Carroll
Murry S. Gerber	Robert A. Malone	Robert A. Malone*	J. Landis Martin
José C. Grubisich	Debra L. Reed	J. Landis Martin	Debra L. Reed*
* Chair

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Audit Committee

The Audit Committee’s responsibilities include:

•	Recommending to the Board the appointment of the independent public accounting firm to audit our financial statements (the “principal independent public accountants”);

•	Together with the Board, being responsible for the appointment, compensation, retention, and oversight of the work of the principal independent public accountants;

•	Reviewing the scope of the principal independent public accountants’ examination and the scope of activities of the internal audit department;

•	Reviewing our significant financial policies and accounting systems and controls;

•	Reviewing financial statements; and

•	Approving the services to be performed by the principal independent public accountants.

The Board has determined that Alan M. Bennett, James R. Boyd, Nance K. Dicciani, Murry S. Gerber, and José C. Grubisich are independent under our corporate governance guidelines and are “audit committee financial experts” as defined by the Securities and Exchange Commission, or SEC. A copy of the Audit Committee Charter is available on our website at www.halliburton.com.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	Overseeing the effectiveness of our compensation program in attracting, retaining, and motivating key employees;

•	Utilizing our compensation program to reinforce business strategies and objectives for enhanced stockholder value;

•	Administering our compensation program, including our incentive plans, in a fair and equitable manner consistent with established policies and guidelines;

•	Developing an overall executive compensation philosophy and strategy; and

•	Additional roles and activities with respect to executive compensation as described under Compensation Discussion and Analysis.

A copy of the Compensation Committee Charter is available on our website at www.halliburton.com.

Health, Safety and Environment Committee

The Health, Safety and Environment Committee’s responsibilities include:

•	Reviewing and assessing our health, safety, and environmental policies and practices;

•	Overseeing the communication and implementation of, and reviewing our compliance with, these policies, as well as applicable goals and legal requirements; and

•	Assisting the Board with oversight of our risk-management processes relating to health, safety, and the environment.

A copy of our Health, Safety and Environment Committee Charter is available on our website at www.halliburton.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	Reviewing and recommending revisions to our corporate governance guidelines;

•	Overseeing our Director self-evaluation process and performance reviews;

•	Identifying and screening candidates for Board and committee membership;

•	Reviewing the overall composition profile of the Board for the appropriate mix of skills, characteristics, experience, and expertise; and

•	Reviewing and making recommendations on Director compensation practices.

A copy of our Nominating and Corporate Governance Committee Charter is available on our website at www.halliburton.com.

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Stockholder Nominations of Directors

Stockholders may nominate persons for election to the Board at a meeting of stockholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice to the Corporate Secretary at the address of our principal executive offices set forth on page 2 of this proxy statement, and for the Annual Meeting of Stockholders in 2017, must be received not less than 90 days nor more than 120 days prior to the anniversary date of the 2016 Annual Meeting of Stockholders, or no later than February 17, 2017 and no earlier than January 18, 2017.

The stockholder notice must contain, among other things, certain information relating to the stockholder and the proposed nominee as described in our By-laws. In addition, the proposed nominee may be required to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. With respect to any proposed nominee nominated in accordance with Section 6 of our By-laws by a stockholder of record owning at least 1% of our issued and outstanding voting stock continuously for at least one year as of the date the written notice of the nomination is submitted to us, our Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee, and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the Committee deems appropriate.

Qualifications of Directors

Candidates nominated for election or reelection to the Board should possess the following qualifications:

•	Personal characteristics:

–	high personal and professional ethics, integrity, and values;

–	an inquiring and independent mind; and

–	practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, government, education, or technology;

•	Expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about our principal operations;

•	Willingness to represent the best interests of all of our stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to us and our stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time, and shall periodically review and update the criteria. In selecting Director nominees, the Board first considers the personal characteristics, experience, and other criteria as set forth in our corporate governance guidelines. We also identify nominees based on our specific needs and the needs of our Board at the time a nominee is sought.

We value all types of diversity, including diversity of our Board. In evaluating the overall mix of qualifications for a potential nominee, the Board also takes into account overall Board diversity in personal background, race, gender, age, and nationality. In considering whether current Directors should be nominated for reelection to the Board, the Nominating and Corporate Governance Committee and the Board will also consider the non-employee Directors’ annual assessment of the Board and annual performance review.

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Process for the Selection of New Directors

The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, our management, and stockholders. The Committee may retain an independent executive search firm to identify and/or assist in evaluating candidates for consideration. A stockholder who wishes to recommend a prospective candidate should notify our Corporate Secretary.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation, the candidate or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board, the Lead Independent Director, and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience, and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate then conduct the interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

IDENTIFICATION OF QUALIFIED CANDIDATES	DUE DILIGENCE SCREENING	MEETINGS WITH SHORTLISTED CANDIDATES	DECISION AND NOMINATION

Nominating and Corporate Governance Committee identifies candidates to become Board members	Review of qualifications to determine if candidate meets Board membership criteria	Committee members and, as appropriate, other Board members and management interview the shortlisted candidates	Selection of Director nominees best qualified to serve the interests of Halliburton stockholders

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Communication to the Board

To foster better communication from our stockholders and other interested persons, we established a process for stockholders and others to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the New York Stock Exchange, or NYSE, and the SEC. The methods of communication with the Board include telephone, mail and e-mail.

888.312.2692	Board of Directors	BoardofDirectors@halliburton.com
or	c/o Director of Business Conduct
770.613.6348	Halliburton Company
P.O. Box 42806
Houston, Texas 77242-2806

Our Director of Business Conduct, an employee, reviews all communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any substantive communication involving accounting, internal accounting controls, or auditing matters. The Lead Independent Director is promptly notified of any other significant communications, and any board related matters which are addressed to a named Director are promptly sent to that Director. Copies of all communications are available for review by any Director. It should be noted, however, that some items such as advertisements, business solicitations, junk mail, resumes, and any communication that is overly hostile, threatening, or illegal will not be forwarded to the Board. Concerns may be reported anonymously or confidentially. Confidentiality shall be maintained unless disclosure is:

•	required or advisable in connection with any governmental investigation or report;

•	in the interests of Halliburton, consistent with the goals of our Code of Business Conduct; or

•	required or advisable in our legal defense of the matter.

Information regarding these methods of communication is also on our website at www.halliburton.com.

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PROPOSAL NO. 1	ELECTION OF DIRECTORS

The twelve nominees listed below are presently our Directors. The common stock represented by properly executed and returned proxies will be voted to elect the twelve nominees as Directors unless we receive contrary instructions. If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board. If a suitable substitute is not available, the Board will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected. The Directors elected will serve for the ensuing year and until their successors are elected and qualify.

Information about Nominees for Director

Abdulaziz F. Al Khayyal
Age: 62 Director Since: 2014 Halliburton Committees: Health, Safety and Environment; Nominating and Corporate Governance

Mr. Al Khayyal is the retired Senior Vice President of Industrial Relations of Saudi Arabian Oil Company (Saudi Aramco) (the world’s largest producer of crude oil). Mr. Al Khayyal served as Senior Vice President of Industrial Relations of Saudi Aramco from 2007 to 2014 and served as a director of Saudi Aramco from 2004 to 2014. The Board determined that Mr. Al Khayyal should be nominated for election as a Director because of his exceptional oil and gas knowledge, including significant international business experience in the energy industry, and his executive experience with the world’s largest producer of crude oil.

Alan M. Bennett
Age: 65 Director Since: 2006 Halliburton Committees: Audit (Chair); Nominating and Corporate Governance

Mr. Bennett is the retired President and Chief Executive Officer of H&R Block, Inc. (a tax and financial services provider). Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc. from 2010 to 2011, the Interim Chief Executive Officer of H&R Block, Inc. from 2007 to 2008, and the Senior Vice President and Chief Financial Officer of Aetna, Inc. from 2001 to 2007. Mr. Bennett is a director of Fluor Corporation (since 2011) and TJX Companies, Inc. (since 2007), and is a former director of H&R Block, Inc. (2008-2011). The Board determined that Mr. Bennett should be nominated for election as a Director because of his financial expertise, ranging from internal audit to corporate controller to chief financial officer of a large, public company. He is a certified public accountant and also has chief executive officer experience.

James R. Boyd
Age: 69 Director Since: 2006 Halliburton Committees: Audit; Compensation (Chair)

Mr. Boyd is the retired Chairman of the Board of Arch Coal, Inc. (one of the largest United States coal producers). Mr. Boyd served as a director of Arch Coal, Inc. from 1990 to 2013, and as Chairman of the Board of Arch Coal, Inc. from 1998 to 2006. The Board determined that Mr. Boyd should be nominated for election as a Director because of his experience as chairman and lead director of a large company and his career experience in corporate business development, operations, and strategic planning.

Milton Carroll
Age: 65 Director Since: 2006 Halliburton Committees: Compensation; Nominating and Corporate Governance

Mr. Carroll has been the Executive Chairman of the Board of CenterPoint Energy, Inc. (a public utility holding company) since 2013 and Chairman of Health Care Service Corporation (a large health insurance company) since 2002. Mr. Carroll served as the Non-Executive Chairman of the Board of CenterPoint Energy, Inc., from 2002 to 2013. Mr. Carroll is a director of Western Gas Holdings, LLC, the general partner of Western Gas Partners L.P. (since 2008) and LyondellBasell Industries (since 2010). Mr. Carroll is a former director of LRE GP, LLC, the general partner of LRR Energy, L.P. (2011-2014). The Board determined that Mr. Carroll should be nominated for election as a Director because of his public company board experience as an independent director and his knowledge of the oil and natural gas services industry.

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Nance K. Dicciani
Age: 68 Director Since: 2009 Halliburton Committees: Audit; Health, Safety and Environment

Ms. Dicciani has been the Chair of the Board and Interim Co-Principal Executive Officer of AgroFresh Solutions, Inc. since 2016. Ms. Dicciani served as the President and Chief Executive Officer of Honeywell International Specialty Materials (a diversified technology and manufacturing company) from 2001 to 2008. Ms. Dicciani is a director of Praxair, Inc. (since 2008), LyondellBasell Industries (since 2013), and ArgoFresh Solutions, Inc. (since 2015). Ms. Dicciani is a former director of Rockwood Holdings, Inc. (2008-2014). The Board determined that Ms. Dicciani should be nominated for election as a Director because of her technical expertise in the chemical industry, her international operations expertise, and her executive experience as a chief executive officer of a multi-billion dollar strategic business group of a major multinational corporation.

Murry S. Gerber
Age: 63 Director Since: 2012 Halliburton Committees: Audit; Compensation

Mr. Gerber is the retired Executive Chairman of the Board of EQT Corporation (a leading producer of unconventional natural gas). Mr. Gerber served as the Executive Chairman of the Board of EQT Corporation from 2010 to 2011, the Chairman and Chief Executive Officer of EQT Corporation from 2000 to 2010, and the Chief Executive Officer and President of EQT Corporation from 1998 to 2007. Mr. Gerber is a director of BlackRock, Inc. (since 2000) and United States Steel Corporation (since 2012). The Board determined that Mr. Gerber should be nominated for election as a Director because of his executive leadership skills and his experience with the Marcellus shale and unconventional oil and natural gas basins.

José C. Grubisich
Age: 59 Director Since: 2013 Halliburton Committees: Audit; Health, Safety and Environment

Mr. Grubisich has been the Chief Executive Officer of Eldorado Brasil Celulose (a leader in the world cellulose market) since 2012. Previously, Mr. Grubisich served as President and Chief Executive Officer of ETH Bioenergia S.A. (an integrated producer of ethanol and electricity from biomass) from 2008 to 2012. Mr. Grubisich is a director of Vallourec S.A. (since 2012). The Board determined that Mr. Grubisich should be nominated for election as a Director because of his significant international business experience in Latin America and his executive leadership experience.

David J. Lesar
Age: 62 Director Since: 2000 (Chairman)

Mr. Lesar is our Chairman of the Board and Chief Executive Officer. He served as our Chairman, President and Chief Executive Officer from 2000 to 2014. Mr. Lesar is a former director of Agrium, Inc. (2010-2015). The Board determined that Mr. Lesar should be nominated for election as a Director because of his industry expertise, financial expertise, and in-depth knowledge of Halliburton and its business.

Robert A. Malone
Age: 64 Director Since: 2009 Halliburton Committees: Compensation; Health, Safety and Environment (Chair)

Mr. Malone has been the Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc. since 2014. Previously, Mr. Malone served as the President and Chief Executive Officer of The First National Bank of Sonora, Texas (a community bank owned by First Sonora Bancshares, Inc.) from 2009 to 2014. Mr. Malone was also an Executive Vice President of BP plc and Chairman of the Board and President, BP America Inc. (one of the nation’s largest producers of oil and natural gas) from 2006 to 2009. Mr. Malone is the Non-Executive Chairman of the Peabody Energy Company (since 2016) and director (since 2009), and director of Teledyne Technologies Incorporated (since 2015). The Board determined that Mr. Malone should be nominated for election as a Director because of his industry expertise and his executive leadership experience, including crisis management and safety performance.

J. Landis Martin
Age: 70 Director Since: 1998 Halliburton Committees: Health, Safety and Environment; Nominating and Corporate Governance

Mr. Martin is the founder of Platte River Equity (a private equity firm) and has served as its Managing Director since 2005. Previously, Mr. Martin was the Chairman, from 1989 to 2005, and Chief Executive Officer, from 1995 to 2005, of Titanium Metals Corporation. Mr. Martin serves as our Lead Independent Director. Mr. Martin is the Lead Director of Apartment Investment and Management Company (director since 1994), the Chairman of Crown Castle International Corporation (since 2002) and director (since 1999), and the Lead Director of Intrepid Potash, Inc. (since 2008). The Board determined that Mr. Martin should be nominated for election as a Director because of his industry expertise, his executive and board leadership experience, and his knowledge of our operations.

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Jeffrey A. Miller
Age: 52 Director Since: 2014

Mr. Miller has been our President and a Director since 2014. Mr. Miller was our Executive Vice President and Chief Operating Officer from 2012 to 2014. Mr. Miller also served as Senior Vice President Global Business Development and Marketing from 2011 to 2012. Mr. Miller is a director of Atwood Oceanics, Inc. (since 2013). The Board determined that Mr. Miller should be nominated for election as a Director because of his strong executive experience, and extensive expertise in global operations, business development, and marketing.

Debra L. Reed
Age: 59 Director Since: 2001 Halliburton Committees: Compensation; Nominating and Corporate Governance (Chair)

Ms. Reed has been the Chief Executive Officer of Sempra Energy (an energy infrastructure and regulated holding company) since 2011 and has served as Chairman of the Board of Sempra Energy since 2012. Previously, Ms. Reed was the Executive Vice President of Sempra Energy from 2010 to 2011, and the President and Chief Executive Officer of Southern California Gas Company, and San Diego Gas & Electric Company from 2006 to 2010. Ms. Reed is a director of Caterpillar (since 2015) and is a former director of Avery Dennison Corporation (2009-2011). The Board determined that Ms. Reed should be nominated for election as a Director because of her executive, operational, financial, and administrative expertise, and her experience as an independent director on public company boards.

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DIRECTORS’ COMPENSATION

Directors’ Fees

All non-employee Directors receive an annual retainer of $115,000. The Lead Independent Director receives an additional annual retainer of $25,000 and the chairperson of each committee also receives an additional annual retainer for serving as chair as follows: Audit - $20,000; Compensation – $20,000; Health, Safety and Environment - $15,000; and Nominating and Corporate Governance - $15,000. Non-employee Directors are permitted to defer all or part of their fees under the Directors’ Deferred Compensation Plan described below.

Directors’ Equity Awards

Each non-employee Director receives an annual equity award with a value of approximately $185,000 consisting of restricted stock units (RSUs), each of which represents the right to receive a share of common stock at a future date. The actual number of RSUs is determined by dividing $185,000 by the average of the closing price of our common stock on the NYSE on each business day during the month of July. These annual awards are made on or about the first of August of each year. The value of the award may be more or less than $185,000 based on the closing price of our common stock on the NYSE on the date of the award in August. Non-employee Directors are permitted to defer all of their RSUs under the Directors’ Deferred Compensation Plan.

Additionally, when a non-employee Director first joins the Board, he or she receives an equity award shortly thereafter of RSUs equal to a pro-rated value of the annual equity award of $185,000. The factor used to determine the pro-rated award is the number of whole months of service from the beginning of the month in which Board service begins to the following first of August divided by 12. The number of RSUs awarded is determined by dividing the pro-rated award amount by the average of the closing price of our common stock on the NYSE on each business day during the month immediately preceding the Director joining the Board.

Directors may not sell, assign, pledge, otherwise transfer, or encumber restricted shares (which were previously granted to non-employee Directors) or RSUs until the restrictions are removed. Restrictions on RSUs lapse 25% a year over four years of service with the applicable underlying shares of common stock distributed annually to the non-employee Director unless the Director elected to defer receipt of their shares under the Directors’ Deferred Compensation Plan. Except as provided in the next sentence, if a non-employee Director has a separation of service from the Board before completing four years of service since the applicable award date, any unvested RSUs would be forfeited. Restrictions on restricted shares and RSUs lapse following termination of Board service only under specified circumstances, which may include, subject to the Board’s discretion, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service.

During the restriction period, Directors have the right to (i) vote restricted shares, but not shares underlying RSUs, and (ii) receive dividends or dividend equivalents in cash on restricted shares and RSUs that are not subject to a deferral election. RSUs that are subject to a deferral election receive dividend equivalents under the Directors’ Deferred Compensation Plan.

Directors’ Deferred Compensation Plan

The Directors’ Deferred Compensation Plan is a non-qualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their retainer fees and all of the shares of common stock underlying their RSUs when they vest. If a non-employee Director elects to defer retainer fees under the plan, then the Director may elect to have his or her deferred fees accumulate under an interest bearing account or translate on a quarterly basis into Halliburton common stock equivalent units (SEUs) under a stock equivalents account. If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her RSUs when they vest, then those shares are retained as deferred RSUs under the plan. The interest bearing account is credited quarterly with interest at the prime rate of Citibank, N.A. The stock equivalents account and deferred RSUs are credited quarterly with dividend equivalents based on the same dividend rate as Halliburton common stock and those amounts are translated into additional SEUs or RSUs, respectively.

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After a Director’s retirement, distributions under the plan are made to the Director in a single distribution or in annual installments over a 5- or 10-year period as elected by the Director. Distributions under the interest bearing account are made in cash, while distributions of SEUs under the stock equivalents account and deferred RSUs are made in shares of Halliburton common stock. Ms. Dicciani, Ms. Reed, and Messrs. Al Khayyal, Bennett, Boyd, Carroll, and Jum’ah have elected to defer all or part of their retainer fees under the plan, and Ms. Dicciani, Ms. Reed, and Messrs. Al Khayyal, Bennett, Boyd, Carroll, Grubisich, Jum’ah, and Martin have elected to defer all of their RSUs under the plan. Mr. Abdallah S. Jum’ah retired from the Board on May 20, 2015.

Directors’ Stock Ownership Requirements

We have stock ownership requirements for all non-employee Directors to further align their interests with our stockholders. As a result, all non-employee Directors are required to own Halliburton common stock in an amount equal to or in excess of the greater of (A) the cash portion of the Director’s annual retainer for the five-year period beginning on the date the Director is first elected to the Board or (B) $500,000. The Nominating and Corporate Governance Committee reviews the holdings of all non-employee Directors, which include restricted shares, other Halliburton common stock, and RSUs owned by the Director, at each May meeting. Each non-employee Director has five years to meet the requirements, measured from the date he or she is first elected to the Board. Each non-employee Director currently meets the stock ownership requirements or is on track to do so within the requisite five-year period.

Director Clawback Policy

We have a clawback policy under which we will seek, in all appropriate cases, to recoup incentive compensation paid to, awarded to, or credited for the benefit of a Director if and to the extent that:

•	it is determined that, in connection with the performance of that Director’s duties, he or she substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, or recklessly disregarded his or her duty to exercise reasonable oversight; or

•	the Director is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the Director disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the Director does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions, or otherwise admits to the violation in a legal proceeding.

Depending on the circumstances described above, the disinterested members of the Board, the disinterested members of the Compensation Committee, and/or the disinterested members of the Nominating and Corporate Governance Committee may be involved in reviewing, considering, and making determinations regarding the Director’s alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the Director.

The policy also provides that, to the extent permitted by applicable law and not previously disclosed in a filing with the SEC, we will disclose in our proxy statement the circumstances of any recoupment arising under the policy or that there has not been any recoupment pursuant to the policy for the prior calendar year. There was no recoupment under the policy in 2015.

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Charitable Contributions and Other Benefits

Matching Gift Programs

To further our support for charities, Directors may participate in the Halliburton Foundation’s matching gift programs for educational institutions, not-for-profit hospitals, and medical foundations. For each eligible contribution, the Halliburton Foundation makes a contribution of 2.25 times the amount contributed by the Director, subject to approval by its Trustees. The maximum aggregate of all contributions each calendar year by a Director eligible for matching is $50,000, resulting in a maximum aggregate amount contributed annually by the Halliburton Foundation in the form of matching gifts of up to $112,500 for any Director who participates in the programs. Neither the Halliburton Foundation nor we have made a charitable contribution, within the preceding three years, to any charitable organization in which a Director serves as an employee or an immediate family member of the Director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Accidental Death and Dismemberment

We offer an optional accidental death and dismemberment policy for non-employee Directors for individual coverage or family coverage with a benefit per Director of up to $250,000 and lesser amounts for family members. Ms. Dicciani and Messrs. Carroll, Gerber, and Malone elected individual coverage at a cost of $99 annually. Messrs. Al Khayyal, Grubisich, and Martin elected family coverage at a cost of $159 annually. These premiums are included in the All Other Compensation column of the 2015 Director Compensation table for those who participate.

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2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Abdulaziz F. Al Khayyal	115,000	178,694	0	3,529	297,224
Alan M. Bennett	135,000	178,694	0	152,727	466,422
James R. Boyd	133,063	178,694	0	201,766	513,524
Milton Carroll	115,000	178,694	0	42,105	335,799
Nance K. Dicciani	115,000	178,694	0	139,610	433,304
Murry S. Gerber	115,000	178,694	0	120,328	414,022
José C. Grubisich	115,000	178,694	0	7,526	301,220
Abdallah S. Jum’ah(1)	44,547	0	0	13,689	58,236
Robert A. Malone	130,000	178,694	0	129,575	438,269
J. Landis Martin	140,000	178,694	0	148,067	466,762
Debra L. Reed	130,000	178,694	0	155,821	464,516
(1)	Mr. Jum’ah retired from the Board on May 20, 2015.

Fees Earned or Paid In Cash. The amounts in this column represent retainer fees earned in fiscal year 2015, but not necessarily paid in 2015. Refer to the section Directors’ Fees for information on annual retainer fees.

Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of RSUs awarded in 2015. We calculate the fair value of equity awards by multiplying the number of RSUs granted by the closing stock price as of the award’s grant date.

The number of restricted shares, RSUs, and SEUs held at December 31, 2015 by non-employee Directors are:

Name	Restricted Shares	RSUs	SEUs
Abdulaziz F. Al Khayyal	0	6,976	0
Alan M. Bennett	25,236	16,422	19,136
James R. Boyd	25,236	16,422	32,709
Milton Carroll	20,271	16,422	24,350
Nance K. Dicciani	14,843	16,422	10,733
Murry S. Gerber	2,000	9,527	0
José C. Grubisich	0	12,593	0
Robert A. Malone	14,843	9,527	0
J. Landis Martin	35,162	16,422	0
Debra L. Reed	33,562	16,422	13,859

Change in Pension Value and Nonqualified Deferred Compensation Earnings. None of the Directors had a change in pension value or nonqualified deferred compensation earnings that represented above market earnings in 2015.

All Other Compensation. This column includes compensation related to the matching gift programs under the Halliburton Foundation, the Accidental Death and Dismemberment program, dividends or dividend equivalents in cash on restricted shares or RSUs, and dividend equivalents associated with the Directors’ Deferred Compensation Plan.

Directors who participated in the matching gift programs under the Halliburton Foundation and the corresponding match provided by the Halliburton Foundation are: Mr. Bennett - $112,500; Mr. Boyd - $151,875; Ms. Dicciani - $112,500; Mr. Gerber - $112,500; Mr. Malone - $112,500; Mr. Martin - $112,500; and Ms. Reed - $112,500. The amounts reflected indicate matching payments made by the Halliburton Foundation in 2015. Because of differences between the time when the Director makes the charitable contribution and the time when the Halliburton Foundation makes the matching payment, amounts paid by the Halliburton Foundation may apply to contributions made by the Directors in both 2014 and 2015 and the amounts shown may exceed $112,500 in those instances.

Directors who participated in the Accidental Death and Dismemberment program and incurred imputed income for the benefit amount of $99 for individual coverage and $159 for family coverage are: Mr. Al Khayyal - $159; Mr. Carroll- $99; Ms. Dicciani - $99; Mr. Gerber - $99; Mr. Grubisich - $159; Mr. Malone -$99; and Mr. Martin - $159.

Directors who received dividends or dividend equivalents in cash on restricted shares or RSUs held on Halliburton record dates are: Mr. Bennett - $18,170; Mr. Boyd - $18,170; Mr. Carroll - $14,595; Ms. Dicciani - $10,687; Mr. Gerber - $7,729; Mr. Jum’ah - $3,285; Mr. Malone - $16,976; Mr. Martin - $25,317; and Ms. Reed - $24,165.

Directors who received dividend equivalents attributable to their stock equivalents account under the Directors’ Deferred Compensation Plan are: Mr. Bennett - $11,965; Mr. Boyd - $21,629; Mr. Carroll - $17,319; Ms. Dicciani - $6,232; Mr. Jum’ah - $1,919; and Ms. Reed - $9,065.

Directors who received dividend equivalents attributable to their deferred RSUs under the Directors’ Deferred Compensation Plan are: Mr. Al Khayyal - $3,370; Mr. Bennett - $10,092; Mr. Boyd - $10,092; Mr. Carroll - $10,092; Ms. Dicciani - $10,092; Mr. Grubisich - $7,367; Mr. Jum’ah - $8,485; Mr. Martin - $10,092; and Ms. Reed - $10,092.

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STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Halliburton stock with the SEC and the NYSE. Based on our records and other information, we believe that in 2015 our Directors and our officers who are subject to Section 16 met all applicable filing requirements.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our common stock, based on information contained in Schedules 13G filed with the SEC.

	Amount and		Percent
Name and Address	Nature of		of
of Beneficial Owner	Beneficial Ownership		Class
BlackRock, Inc.	47,769,977	(1)	5.6%
55 East 52nd Street, New York, NY 10055
The Vanguard Group	50,057,676	(2)	5.8%
100 Vanguard Blvd, Malvern, PA 19355
(1)	BlackRock, Inc. is a parent holding company and is deemed to be the beneficial owner of 47,769,977 shares. BlackRock has sole power to vote or to direct the vote of 40,822,037 shares and has sole power to dispose or to direct the disposition of 47,722,998 shares. BlackRock has shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of 46,979 shares.

(2)	The Vanguard Group is an investment adviser and is deemed to be the beneficial owner of 50,057,676 shares. The Vanguard Group has sole power to vote or to direct the vote of 1,578,317 shares and has sole power to dispose or to direct the disposition of 48,380,904 shares. The Vanguard Group has shared power to vote or to direct the vote of 85,200 shares and has shared power to dispose or to direct the disposition of 1,676,772 shares.

The following table sets forth information, as of March 11, 2016, regarding the beneficial ownership of our common stock by each Director, each Named Executive Officer, and by all Directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner or Number of Persons in Group	Sole Voting and Investment Power (1), (2)		Shared Voting or Investment Power		Percent of Class
Abdulaziz F. Al Khayyal	0				*
Alan M. Bennett	27,236				*
James R. Boyd	47,236				*
James S. Brown	472,868				*
Milton Carroll	20,271				*
Nance K. Dicciani	19,843				*
Christian A. Garcia	86,373				*
Murry S. Gerber	41,820				*
José C. Grubisich	0				*
David J. Lesar	1,192,514		98,570	(3)	*
Robert A. Malone	21,248				*
J. Landis Martin	96,764	(4)			*
Jeffrey A. Miller	469,254				*
Joe D. Rainey	312,014				*
Debra L. Reed	33,562		500	(5)	*
Shares owned by all current Directors and executive officers as a group (21 persons)	3,915,860				*

*	Less than 1% of shares outstanding.

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(1)	The table includes shares of common stock eligible for purchase pursuant to outstanding stock options within 60 days of March 11, 2016 for the following: Mr. Brown – 176,868; Mr. Garcia – 27,267; Mr. Lesar – 610,101; Mr. Miller – 130,800; Mr. Rainey – 102,667; and six unnamed executive officers – 460,025. Until the options are exercised, these individuals will not have voting or investment power over the underlying shares of common stock, but will only have the right to acquire beneficial ownership of the shares through exercise of their respective options. The table also includes restricted shares of common stock over which the individuals have voting power but no investment power.

(2)	The table does not include restricted stock units (RSUs) held by non-employee Directors or stock equivalent units (SEUs) held by non-employee Directors under the Directors’ Deferred Compensation Plan for the following (RSUs/SEUs): Mr. Al Khayyal – 6,976 / 0; Mr. Bennett – 16,422 / 19,136; Mr. Boyd – 16,422 / 32,709; Mr. Carroll – 16,422 / 24,350; Ms. Dicciani – 16,422 / 10,733; Mr. Gerber – 9,527 / 0; Mr. Grubisich – 12,593 / 0; Mr. Malone – 9,527 / 0; Mr. Martin – 16,422 / 0; and Ms. Reed – 16,422 / 13,859. Until the underlying shares of common stock are distributed with respect to the RSUs or SEUs, non-employee Directors will not have voting or investment power over such shares. No shares of common stock with respect to RSUs will be distributed within 60 days of March 11, 2016, unless the Board in its discretion vests the RSUs upon a non-employee Director’s separation of service from the Board. No shares of common stock with respect to SEUs will be distributed within 60 days of March 11, 2016, because such shares are distributed in January of the year following the year the non-employee Director has a separation of service from the Board.

(3)	Shares held by Mr. Lesar’s spouse. Mr. Lesar disclaims the beneficial ownership of these shares.

(4)	Includes 61,602 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children, are the sole members of Martin Enterprises LLC.

(5)	Shares held by Ms. Reed’s spouse in an Individual Retirement Account.

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PROPOSAL NO. 2	RATIFICATION OF THE SELECTION OF AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the principal independent public accountants retained to audit our financial statements. The Audit Committee and Board have approved the appointment of KPMG LLP as our principal independent public accountants to examine our financial statements for the year ending December 31, 2016, and a resolution will be presented at the Annual Meeting to ratify this appointment.

KPMG began serving as our principal independent public accountants for the year ended December 31, 2002. The current appointment was made based on a careful review by the Audit Committee of KPMG’s qualification to continue to serve as independent public accountants for us, including the nature and extent of non-audit services performed by KPMG and other factors required to be considered when assessing KPMG’s independence from Halliburton and its management. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be a rotation of the principal independent public accountants. Further, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting KPMG’s new lead engagement partner. The Audit Committee and Board believe that the continued retention of KPMG to serve as our principal independent public accountants is in the best interests of Halliburton and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

If the stockholders do not ratify the selection of KPMG, the Board will reconsider the selection of independent public accountants.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as principal independent public accountants to examine our financial statements and books and records for the year ending December 31, 2016.

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AUDIT COMMITTEE REPORT

We operate under a written charter, a copy of which is available on Halliburton’s website, www.halliburton.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board for approval.

Halliburton’s management is responsible for preparing Halliburton’s financial statements and the principal independent public accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain, and oversee the work of the principal independent public accountants. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent public accountants’ work.

In fulfilling our oversight role for the year ended December 31, 2015, we:

•	reviewed and discussed Halliburton’s audited financial statements with management;

•	discussed with KPMG LLP, Halliburton’s principal independent public accountants, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	received from KPMG the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding KPMG’s independence; and

•	discussed with KPMG its independence and reviewed other matters required to be considered under Securities and Exchange Commission rules regarding KPMG’s independence.

Based on our:

•	review of the audited financial statements;

•	discussions with management;

•	discussions with KPMG; and

•	review of KPMG’s written disclosures and letter,

we recommended to the Board that the audited financial statements be included in Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Alan M. Bennett

James R. Boyd

Nance K. Dicciani

Murry S. Gerber

José C. Grubisich

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FEES PAID TO KPMG LLP

During 2015 and 2014, we incurred the following fees for services performed by KPMG LLP.

	2015	2014
	(In millions)	(In millions)
Audit fees	$13.0	$11.8
Audit-related fees	0.2	0.5
Tax fees	3.6	3.7
TOTAL	$16.8	$16.0

Audit Fees

Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2015 and December 31, 2014. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, reviews of our financial statements included in the Forms 10-Q we filed during fiscal years 2015 and 2014, audits performed in 2015 for businesses we propose to divest in conjunction with the pending Baker Hughes acquisition, and reviews of registration statements.

Audit-Related Fees

Audit-related fees were incurred for assurance and related services that are traditionally performed by the independent auditor. These services primarily include attestation engagements required by contractual or regulatory provisions and employee benefit plan audits.

Tax Fees

The aggregate fees for tax services primarily consisted of international tax compliance and tax return services related to our expatriate employees. In 2015, tax compliance and preparation fees total $2.4 million and tax advisory fees total $1.2 million and in 2014, tax compliance and preparation fees total $2.4 million and tax advisory fees total $1.3 million.

Fee Approval Policies and Procedures

The Audit Committee has established a written policy that requires the approval by the Audit Committee of all services provided by KPMG as the principal independent public accountants that examine our financial statements and books and records and of all audit services provided by other independent public accountants. Prior to engaging KPMG for the annual audit, the Audit Committee reviews a Principal Independent Public Accountants Auditor Services Plan. KPMG then performs services throughout the year as approved by the Committee. KPMG reviews with the Committee, at least quarterly, a projection of KPMG’s fees for the year. Periodically, the Audit Committee approves revisions to the plan if the Committee determines changes are warranted. Our Audit Committee also considered whether KPMG’s provisions of tax services and all other fees as reported above are compatible with maintaining KPMG’s independence as our principal independent public accountants. All of the fees described above for services provided by KPMG to us were approved in accordance with the policy.

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PROPOSAL NO. 3	ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, our stockholders are being presented with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. As approved by our stockholders at the 2011 Annual Meeting of Stockholders, consistent with our Board’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis.

As described in detail under Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder returns. Please read Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure the programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives identified in Compensation Discussion and Analysis:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder returns;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Halliburton’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The say-on-pay vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we review the objectives and elements of Halliburton’s executive compensation program and discuss the 2015 compensation earned by our Named Executive Officers, or NEOs.

For 2015, our NEOs were:

Name	Age	Occupation	Since
David J. Lesar	62	Chairman of the Board and Chief Executive Officer	2000
Christian A. Garcia	52	Senior Vice President, Finance and Acting Chief Financial Officer	2015
James S. Brown	61	President - Western Hemisphere	2008
Jeffrey A. Miller	52	President	2012
Joe D. Rainey	59	President - Eastern Hemisphere	2011

2015 Overview

•	We outperformed our peer group in 2015 in both North America and international revenue.

•	We generated $23.6 billion of revenue during 2015, a 28% decrease from 2014 as a result of the depressed crude oil pricing environment and its corresponding negative impact on activity and pricing.

•	As a result of the downturn in the energy market and its corresponding impact on the our business outlook, during 2015 we recorded company-wide charges related primarily to asset write-offs and severance costs of approximately $2.2 billion to help reduce our cost structure to mitigate the current market conditions.

•	In November 2015, we issued $7.5 billion aggregate principal amount of senior notes with the intention of using the net proceeds to finance a portion of the cash consideration of the pending Baker Hughes acquisition.

We experienced a decline in revenue and operating income during 2015, as compared to 2014, as a result of the depressed crude oil pricing environment and its corresponding negative impact on activity levels and pricing for our products and services. The industry experienced an unprecedented decline in North America stimulation activity during 2015, which significantly impacted our financial results. From its peak in November 2014 through December 31, 2015, the United States land rig count declined approximately 64%, which in turn has resulted in pricing pressure across the services industry.

While we generated $23.6 billion of revenue during 2015, a 28% decrease from the $32.9 billion of revenue generated in 2014, we outperformed our peer group in North America and internationally. We reported an operating loss of $165 million in 2015, as compared to operating income of $5.1 billion in 2014. This decrease was due to a decline in activity and pricing in most of our product services lines, particularly stimulation activity in the United States land market, as well as our company-wide cost mitigation activities for which we recorded $2.2 billion of impairments and other charges during 2015. These charges were recorded primarily as a result of the downturn in the energy market, and consisted of equipment write-offs, asset impairments, expenses and write-downs related to idle equipment, impairments of intangible assets, inventory write-downs, severance costs, country and facility closures, and other items. We took actions to reduce our cost structure, including a global headcount reduction of approximately 25% during 2015, to help mitigate the current market conditions that we are experiencing. We will continue to take further actions as required to adjust to market conditions. While the intensity and duration of the current market downturn is uncertain, we are continuing to execute on our two-pronged strategy in the downturn. The first part is to control what we can control in the short term, and the second is to look beyond the cycle and prepare for the recovery. We continue to believe in the strength of the long-term fundamentals of our business.

In March 2015, Halliburton and Baker Hughes Incorporated received stockholder approval for Halliburton’s proposal to issue shares of common stock as outlined in the merger agreement to purchase Baker Hughes. We have worked with the United States Department of Justice, European Commission and other competition enforcement authorities related to the acquisition to obtain approval of the transaction. In December 2015, the timing agreement with the Department of Justice expired without reaching an agreement and both companies have agreed to extend the time period for closing the transaction to no later than April 30, 2016. If review by the relevant competition authorities extends beyond April 30, 2016, the merger agreement does not terminate automatically; the parties may continue to seek relevant regulatory approvals or either of the parties may terminate the merger agreement.

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In November 2015, we issued $7.5 billion aggregate principal amount of senior notes. We intend to use the net proceeds of the offering for general corporate purposes, including financing a portion of the cash consideration component of our pending acquisition of Baker Hughes.

Results of 2015 Advisory Vote on Executive Compensation

In accordance with our stockholders’ preference, we submit our executive compensation program to an advisory vote annually. In 2015, our compensation program received the support of 72% of the total votes cast at our annual meeting. Following the annual meeting, members of our executive management team met with a number of our large stockholders and discussed their concerns about our executive compensation program.

The Compensation Committee determined that based on the feedback from our stockholders and the reduced support for our say on pay in 2015 as compared to 2014, we needed to make certain changes to our executive compensation program as well as provide our stockholders a better understanding of the framework and rationale for compensation decisions. Accordingly, we are:

•	Providing a new section in Compensation Discussion and Analysis, Pay-For-Performance Analysis; and

•	Increasing the level of disclosure with regard to our target setting, metric selection rationale, and the associated payout calculation under our short- and long-term incentive plans.

We have also modified our long-term incentive mix to more heavily weight it towards performance units. Our Performance Unit Program now makes up 50% of total long-term incentives for our NEOs. The Committee believes that our compensation program closely aligns the interests of company management with our stockholders’ interests.

Halliburton’s Executive Compensation Objectives and Practices

Our executive compensation program is designed to achieve the following objectives:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder returns;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

These objectives serve to assure our long-term success and are built on the following compensation principles:

•	Executive compensation is managed from a total compensation perspective (i.e., base salary, short- and long-term incentives, and retirement are reviewed altogether).

•	Each component of the total compensation package is analyzed in order to determine that compensation opportunities for our NEOs are competitive and market-driven.

•	All elements of compensation are compared to the total compensation packages of a comparator peer group, which includes both competitors and companies representing general industry that reflect the markets in which we compete for business and people.

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Summary of our Executive Compensation Practices

Compensation Practice	Pursued at Halliburton?	More information
Pay for performance	YES. The majority of our NEO compensation is performance based.	p28
Alignment between long-term objectives and the creation of stockholder value	YES. Long-term incentives are at-risk and reward the achievement of value creation and performance goals while aligning management with stockholders’ interests.	p32
Benchmarking against a relevant peer group	YES. The Compensation Committee reviews market data for peer group companies as well as general industry surveys.	p27
Independent, External Compensation Consultant	YES. Pearl Meyer & Partners provides executive compensation consulting services to the Committee.	p27
Stock Ownership Requirements	YES. Robust executive and director stock ownership requirements.	p14 and 36
Hedging and Pledging Policy	YES. Executives and directors are prohibited from hedging and pledging company stock, except for charitable donation purposes.	p36
Clawback Policy	YES. Our policy provides for the forfeiture, recovery, or reimbursement of incentive plan awards. We also will report to stockholders if any clawback occurred.	p14 and 35
Annual “Say on Pay” vote	YES. Support of 72% of the total votes cast at our 2015 annual meeting.	p24
Repricing of underwater stock options	NO. We prohibit repricing.
Exchange underwater options	NO. We prohibit the buyout or exchange of underwater options.
Liberal stock or option recycling	NO. We prohibit liberal stock and option recycling.
Excise-tax gross-ups	NO. We do not provide for excise tax gross-ups.	p45
Guaranteed bonuses or uncapped incentives	NO. We do not provide guaranteed bonuses or uncapped incentives.

Elements of our Executive Compensation Program for Fiscal 2015

Halliburton’s executive compensation program is composed of base salary, short-term incentives, and long-term incentives, each of which is described below:

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As illustrated below, the majority of our CEO’s and NEOs’ total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total direct compensation set for our NEOs during 2015 and assumes plan performance levels are achieved.

Executive Compensation Procedures

Our compensation procedures guide the actions taken by the Compensation Committee, or Committee. This ensures consistency from year to year and adherence to the responsibilities listed in the Committee’s Charter. The Committee reviews and approves total compensation annually, which includes:

•	Selecting and engaging an independent, external compensation consultant;

•	Identifying the comparator peer group companies;

•	Reviewing market data on benchmark positions; and

•	Reviewing performance results against operating plans and our comparator peer group.

These procedures are used to make the final determination of total compensation for our NEOs.

Our internal stock nomination process under the Halliburton Company Stock and Incentive Plan, or the Stock and Incentive Plan, ensures that all award grant dates are prospective and not retroactive. For NEOs, the grant date is the day the Committee determines annual compensation actions, generally in December of each year. However, awards may be approved by the Committee throughout the year as they determine, such as for retention or performance purposes. Exercise prices are set at the closing stock price on the date of the approved grant.

Role of the CEO in Setting Compensation

Mr. Lesar does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Committee. The Committee, with input from its independent, external compensation consultant, discusses the elements of his compensation in executive session and makes a recommendation to all of the non-employee members of the Board for discussion and final approval. At the Committee’s request, a member of our management team may attend the executive session to answer questions from the Committee.

Mr. Lesar does, however, assist the Committee in setting executive compensation for the other NEOs. He and the independent, external compensation consultant to the Committee are guided by our compensation principles. They also consider current business conditions.

The following recommendations are made to the Committee for each NEO:

•	Base salary adjustments, taking into account comparator peer group data, and the NEO’s individual performance and role within the company.

•	Performance measures, target goals, and award schedules for short-term incentive opportunities under our performance pay plan, with performance targets being set relative to the projected business cycle and business plan.

•	Long-term incentive awards made under the Stock and Incentive Plan, including developing and providing specific recommendations to the Committee on the aggregate number and types of shares to be awarded annually, reviewing the rationale and guidelines for annual stock awards, and recommending changes to the grant types, when appropriate.

•	Retirement awards, which are calculated by an external actuary, under the Halliburton Company Supplemental Executive Retirement Plan.

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Use of Independent Consultants and Advisors

The Committee engaged Pearl Meyer & Partners, or PM&P, as its independent, external compensation consultant during 2015. PM&P provides only executive compensation consulting services to the Committee and does not provide any other services to us. The primary responsibilities of the independent, external compensation consultant were to:

•	Provide the Committee with independent and objective market data;

•	Conduct compensation analysis;

•	Recommend potential changes to the comparator peer group;
•	Recommend plan design changes;

•	Advise on risks associated with compensation plans; and

•	Review and advise on pay programs and pay levels.

These services are provided as requested by the Committee throughout the year.

Executive Compensation Benchmarking

The companies comprising the comparator peer group are selected based on the following considerations:

•	Market capitalization;

•	Revenue and number of employees;

•	Scope in terms of global impact and reach; and

•	Industry affiliation.

Industry affiliation includes companies that are involved in the oil and natural gas and energy services industries. The comparator peer group is reviewed annually by the Committee to ensure relevance, with data provided to the Committee by the independent, external compensation consultant. The Committee targets between 20 and 25 companies for our comparator peer group.

Comparator Peer Group

The 2015 comparator peer group was composed of specific peer companies within the energy industry as well as selected companies representing general industry. This peer group was utilized to determine market levels of total compensation for the 2015 calendar year.

The comparator peer group used for our 2015 compensation review, changed slightly from the comparator peer group used for our 2014 compensation review. To modestly adjust the size of the comparator peer group for 2015 so that we were closer to the median in terms of revenue and market capitalization, the Committee removed Murphy Oil Corporation.

Our 2015 comparator peer group consisted of the following companies:

•	3M Company
•	Anadarko Petroleum Corporation
•	Apache Corporation
•	Baker Hughes Incorporated
•	Caterpillar Inc.
•	ConocoPhillips
•	Deere and Company
•	Emerson Electric Co.
•	Fluor
•	Hess Corporation
•	Honeywell International Inc.
•	Johnson Controls, Inc.
•	National Oilwell Varco, Inc.
•	Occidental Petroleum Corporation
•	Raytheon Co.
•	Schlumberger Ltd.
•	Transocean Ltd.
•	Weatherford International, Ltd.

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Analysis of Market Data

The market data is size adjusted by revenue as necessary so that it is comparable with our trailing 12 month revenue. We size adjust the total compensation benchmarking data because of variances in market capitalization and revenue size among the companies comprising our comparator peer group. These adjusted values are used as the basis of comparison of compensation between our executives and those of the comparator peer group.

Total executive compensation for each NEO is structured to target market competitive pay levels in base salary and short- and long-term incentive opportunities. We also place an emphasis on variable pay at risk, which enables this compensation structure to position actual pay above or below the 50th percentile of our comparator peer group depending on performance.

A consistent pre-tax, present value methodology is used in assessing stock-based and other long-term incentive awards, including the Black-Scholes model used to value stock option grants.

The independent, external compensation consultant gathers and performs an analysis of market data for each NEO, comparing each of their individual components of compensation as well as total compensation to that of the comparator peer group. This competitive analysis consists of market data comparing each of the pay elements and total compensation at the 25th, 50th, and 75th percentiles of the comparator peer group to current compensation for each of the NEOs.

Pay for Performance Analysis

As part of the Compensation Committee’s review of our executive compensation program, the Committee reviews a one- and three-year pay for performance analysis against our comparator peer group. The review examines the degree of alignment between our CEO’s realizable compensation relative to the realizable compensation of CEOs in our comparator peer group and our Return on Capital Employed, or ROCE, compared to the ROCE of our comparator peer group. ROCE is calculated as follows:

ROCE	=	Net income + after-tax interest expense
Stockholders’ equity (average of beginning and end of period) + Debt
(average of beginning and end of period)

Total realizable compensation consisted of the following:

•	base salary paid;

•	cash incentive payouts;

•	In-the-money value of stock options grants during the one- or three-year period valued as of December 31, 2014;

•	face value of restricted stock grants during the one- or three-year period valued as of the December 31, 2014; and

•	for performance based awards, (i) target value for awards still outstanding as of December 31, 2014 and (ii) realized value for performance periods beginning and ending within the one- or three-year period.

This analysis demonstrated the following for the period ending December 31, 2014:

One-Year HAL Performance		One-Year HAL Total Realizable Compensation
ROCE:	89th percentile	CEO:	89th percentile

Three-Year HAL Performance		Three-Year HAL Total Realizable Compensation
ROCE:	84th percentile	CEO:	68th percentile

Based on the foregoing analysis, the Committee determined that our pay and performance are appropriately aligned.

The Committee selected ROCE for this analysis because we believe it is the best indicator of long-term Company performance, while reinforcing the Company’s objective for sustained long-term performance and value creation. ROCE measures Company profitability as well as the efficiency by which we deploy capital. It is also a measure that is tracked and understood by our stockholders. The Compensation Committee believes that tying a part of our NEOs long-term incentive opportunity to the achievement of challenging ROCE targets will help to increase revenue and improve margins and maintain focus on cost control. We chose ROCE as a performance measure rather than total shareholder return, or TSR, due to the cyclical nature of our business and because we believe ROCE has a greater line of sight from our management team to impact our financial results.

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Integration of Compensation Components, Plan Design, and Decision-Making

The Committee considers all elements of the executive compensation package for each NEO for the upcoming year in December. The Committee receives historical and prospective breakdowns of the total compensation components for each NEO as follows:

•	Individual two-year total compensation history, which includes base salary, short- and long-term incentives, and other benefits and perquisites and for the CEO, the Committee reviews the pay-for-performance analysis described above;

•	Total company-awarded stock position, including vested and unvested awards;

•	Detailed supplemental retirement award calculations; and

•	The market analysis prepared by the independent, external compensation consultant.

The Committee also reviews our pay versus performance as well as the results of the advisory vote on executive compensation held at the prior year’s annual meeting and considers those results.

In making compensation decisions, each of the following compensation elements is reviewed separately and collectively:

•	Base salary;

•	Short-term (annual) incentives;

•	Long-term incentives; and

•	Supplemental executive retirement benefits.

Of these elements, all but base salary are variable and at risk of forfeiture. The Committee uses base salary as the primary reference point for determining the target value and actual value of each of the above elements of compensation, individually and in the aggregate, for each NEO. This assists the Committee in confirming that our compensation package for NEOs is appropriate and competitive to our comparator peer group.

The Committee then considers the following when making final compensation determinations:

•	How compensation elements serve to appropriately motivate and reward each NEO;

•	Competitively positioning each NEO’s total compensation to retain their services;

•	Individual NEO performance in reaching financial and operational objectives;

•	Sustained levels of performance, future potential, time in position, and years of service; and

•	Other factors including operational or functional goals as the Committee determines are appropriate.

These factors are considered on an unweighted basis in making final pay decisions and to ensure internal equity among positions having similar scope and responsibility.

After considering these factors, the Committee then sets the final compensation opportunity for each NEO so that their actual total compensation is consistent with our executive compensation philosophy of paying at the 50th percentile or higher for those years of superior performance and paying below the 50th percentile when performance does not meet competitive standards.

The procedures used to set compensation for each of the NEOs are the same. Variations do exist in the amounts of compensation among the NEOs as a result of each NEO’s position and corresponding scope of responsibility, individual performance, length of time in the role, and differences in the competitive market pay levels for their positions.

Generally, in years when we achieve financial results substantially above or below expectations, actual compensation may fall outside the initial targets established by the Committee.

Determination of CEO and NEO Target Total Compensation

When determining target total compensation for Mr. Lesar, the Committee takes into consideration competitive market pay levels for the CEOs in the comparator peer group. They also consider Mr. Lesar’s performance and accomplishments in the areas of business development and expansion, management succession, development and retention of management, ethical leadership, and the achievement of financial and operational objectives.

Each year, Mr. Lesar and the members of the Board agree upon a set of objectives addressing the following areas specified in our corporate governance guidelines:

•	Leadership and vision;

•	Integrity;

•	Keeping the Board informed on matters affecting Halliburton and its operating units;

•	Performance of the business;

•	Accomplishment of strategic objectives; and

•	Development of management.

The Board determined that Mr. Lesar met these objectives in 2015 through the following achievements:

•	Halliburton and its business units maintained superior relative performance against major competitors in terms of revenue growth and Return on Capital Employed for the 5 year period ending December 31, 2015 (performance of the business);

•	Led the organization through the business cycle through effective stakeholder communication; maintained high visibility with employees, investors, and customers, particularly following the announcement of the pending Baker Hughes acquisition (leadership and vision);

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•	Maintained unwavering commitment to our Health, Safety and Environment program. For the third consecutive year, Dow Jones Sustainability Index recognized Halliburton as best in class as it relates to the environment (leadership and vision);

•	Continued to expose the next generation of management to the Board, further enhanced management/employee succession process, strengthened diversity initiatives, and focused senior management on talent development initiatives. Our overall Human Capital Development process has been ranked as best in class across all industries by the Dow Jones Sustainability Index (development of management);

•	Maintained unwavering commitment to our Code of Business Conduct and continued to act in a role model capacity as it relates to ethical behavior (integrity);

•	Communicated regularly with the members of the Board providing status reports and notification of issues of concern and provided unfettered access to management and subject matter experts (keeping the Board informed); and

•	Continued to work toward the closing of the pending Baker Hughes acquisition, including finalizing all regulatory filings, completing the divestiture proposals, and preparing for integration activities (accomplishment of strategic objectives).

Other NEO compensation is determined similar to that of the CEO by evaluating each NEO’s performance and considering the market competitive pay levels of the comparator peer group for the NEO’s position.

Base Salary

The Committee generally targets base salaries at the median of the comparator peer group; however, the Committee also considers the following factors when setting base salary:

•	Level of responsibility;

•	Experience in current role and equitable compensation relationships among internal peers;

•	Performance and leadership; and

•	External factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor. Salary reviews are conducted annually to evaluate each executive; however, individual salaries are not necessarily adjusted each year.

The Committee approved the following base salaries effective January 1, 2015:

	2014	2015
NEO	Salary	Salary	% Increase
Mr. Lesar	$1,630,000	$1,750,000	7.4%
Mr. Garcia(1)	$380,000	$450,000	18.4%
Mr. Brown	$820,000	$900,000	9.8%
Mr. Miller(2)	$1,000,000	$1,000,000	0%
Mr. Rainey	$788,000	$835,000	6.0%
(1)	The salary increase was in recognition of Mr. Garcia’s promotion to Senior Vice President of Finance, and Acting Chief Financial Officer.

(2)	Mr. Miller did not receive a salary increase on January 1, 2015 as his salary was determined to be aligned with the market.

In an effort to help manage fixed costs during the downturn, all our NEOs took a voluntary reduction in base salary on April 1, 2015. Mr. Lesar took a 6.9% reduction in his base salary and all other NEO’s took a 3% reduction. The column 2015 Salary above does not reflect these salary reductions.

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Short-term (Annual) Incentives

The Committee established the Annual Performance Pay Plan to:

•	Reward executives and other key members of management for improving financial results that drive the creation of economic value for our stockholders; and

•	Provide a means to connect individual cash compensation directly to our performance.

The Annual Performance Pay Plan provides for performance awards in accordance with the terms of the Stock and Incentive Plan.

The Annual Performance Pay Plan provides an incentive to our NEOs to achieve the business objective of generating more earnings than normally expected by the investors who have provided us with capital to grow our business. We measure achievement of this objective using Cash Value Added, or CVA.

CVA is a financial measurement that demonstrates the amount of economic value added to our business. The formula for calculating CVA is as follows:

Operating Income

+ Interest Income
+ Foreign Currency Gains (Losses)
+ Other Nonoperating Income (Expense), Net
=	Net Operating Profit
– Income Taxes
=	Net Operating Profit After Taxes

Net Invested Capital
x Weighted Average Cost of Capital
=	Capital Charge

Cash Value Added (CVA) = Net Operating Profit After Taxes - Capital Charge

Net Operating Profit After Taxes equals the sum of operating income plus interest income plus foreign currency gains (losses) plus other nonoperating income (expense), reduced by our income taxes. When determining actual CVA performance, we apply our effective income tax rate.

Capital Charge equals total assets (excluding deferred income tax assets) less total liabilities (excluding debt and deferred income tax liabilities) multiplied by a weighted average cost of capital percentage.

Cash Value Added is computed monthly and accumulated throughout the calendar year. Adjustments in the calculation of the CVA payout may, at times, be approved by the Committee and can include the treatment of unusual items that may have impacted our actual results.

At the beginning of each plan year, the Committee approves an incentive award schedule that equates given levels of CVA performance with varying reward opportunities paid in cash. The performance goals range from “Threshold” to “Target” to “Maximum.” Threshold reflects the minimum CVA performance level which must be achieved in order for awards to be earned and Maximum reflects the maximum level that can be earned.

These goals are based on our annual operating plan, as reviewed and approved by our Board, and are set at levels believed to be sufficient to meet or exceed stockholder expectations of our performance, as well as expectations of the relative performance to our competitors. Given the cyclical nature of our business, our performance goals vary from year to year, which can similarly impact the difficulty in achieving these goals.

The Committee set the 2015 performance goals for our NEOs based on company-wide consolidated CVA results. Threshold CVA was based on 90% of planned operating income, Target CVA on 100% of planned operating income, and Maximum CVA on 110% of planned operating income.

The Committee set the 2015 performance levels for our NEOs based on the company-wide consolidated CVA results:

Metric	Threshold	Target	Maximum	Actual
CVA	-$892 M	-$692 M	-$492 M	-$1,118 M

Because the 2015 CVA actual results were below Threshold, our NEOs did not receive a CVA payout.

The Compensation Committee has selected CVA as the sole measure upon which to base our short-term incentive program because it is a key measure on which we set our performance expectations for the year and we believe that CVA is a proven driver of value creation for stockholders of the Company.

The Compensation Committee considers other business performance factors, including health, safety, and environment and service quality, in determining the final payout amounts under the Annual Performance Pay Plan.

Individual incentive award opportunities are established as a percentage of base salary at the beginning of the plan year. The maximum amount a NEO can receive is limited to two times the target opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants following completion of the plan year.

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The Committee set incentive award opportunities under the plan as follows:

	Threshold	Target	Maximum
NEO	Opportunity	Opportunity	Opportunity
Mr. Lesar	60%	150%	300%
Mr. Garcia	30%	75%	150%
Mr. Brown	44%	110%	220%
Mr. Miller	50%	125%	250%
Mr. Rainey	44%	110%	220%

Threshold, Target, and Maximum opportunity dollar amounts can be found in the Grants of Plan-Based Awards in Fiscal 2015 table.

Over the past ten years, the Annual Performance Pay Plan achieved Maximum performance levels five times, achieved Target performance level two times, and fell short of the Threshold performance level three times.

Long-term Incentives

The Committee established the Stock and Incentive Plan to achieve the following objectives:

•	Reward consistent achievement of value creation and operating performance goals;

•	Align management with stockholder interests; and

•	Encourage long-term perspectives and commitment.

Our Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock and units, performance shares and units, stock appreciation rights, and stock value equivalents. Under the Stock and Incentive Plan, the Committee may, at its discretion, select from among these types of awards to establish individual long-term incentive awards.

Long-term incentives represent the largest component of total executive compensation opportunity. We believe this at-risk based compensation ties executive pay closely to stockholders’ interests.

For 2015, we used a combination of long-term incentive vehicles, including time-based restricted stock or restricted stock units, performance units, and nonqualified stock options. Except where there is a distinction to make between restricted stock and restricted stock units, this Compensation Discussion and Analysis refers to both restricted stock and restricted stock units as “restricted stock”. In response to stockholder feedback, we modified our long-term incentive mix from 40% performance units, 40% restricted stock, and 20% stock options to weight it more heavily towards performance units. In 2015, our operations-based incentives in the form of performance units were targeted to 50% of the long-term incentive value, another 35% was delivered through restricted stock, and the remaining 15% was delivered in stock options.

Using a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market, in addition to maintaining an incentive to meet performance goals. Value to be earned by a NEO from stock options and restricted stock are directly tied to our stock price performance and, therefore, directly to stockholder value. Additionally, restricted stock provides a significant retention incentive while the 2013 cycle Performance Unit Program motivates the NEOs to also focus on improving long-term returns on capital employed, measured on both absolute and relative bases. Because of the pending acquisition of Baker Hughes Incorporated, the Committee decided to modify the Performance Unit Program for the 2015 cycle, as described in the 2015 Cycle Performance Unit Program Opportunities for NEOs section below.

In determining the size of long-term incentive awards, the Committee first considers market data for comparable positions and then may adjust the awards upwards or downwards based on the Committee’s review of internal equity. This can result in positions of similar magnitude and pay receiving awards of varying size. The 2015 restricted stock and stock option awards for each NEO were based primarily on market data and were targeted to the market median.

Restricted Stock and Stock Options

Our restricted stock and stock option awards are granted under the Stock and Incentive Plan and are listed in the Grants of Plan-Based Awards in Fiscal 2015 table.

Restricted stock grants are generally subject to a graded vesting schedule of 20% per year over five years. However, different vesting schedules may be utilized at the discretion of the Committee. Shares of restricted stock receive dividend or dividend equivalent payments.

Stock option awards vest over a three-year graded vesting period with 331/3% of the grant vesting each year. All options are priced at the closing stock price on the date the grant is approved by the Committee.

The stock and option award columns in the Summary Compensation Table reflect the aggregate grant date fair value of the restricted stock and option awards for each NEO.

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2013 Cycle Performance Unit Program Payout for NEOs

The 2013 cycle Performance Unit Program provides NEOs and other selected executives with incentive opportunities based on our consolidated Return on Capital Employed, or ROCE, during a three-year performance period. This program reinforces our objectives for sustained long-term performance and value creation. It also reinforces strategic planning processes and balances short- and long-term decision making.

The program measures ROCE on both an absolute and a relative basis to the results of our comparator peer group companies used for the Performance Unit Program. The three-year performance period aligns this measurement with our and our comparator peer group’s business cycles.

ROCE indicates the efficiency and profitability of our capital investments and is determined based on the ratio of earnings divided by average capital employed. The formula for ROCE is set forth in the Pay for Performance Analysis section.

The comparator peer group used for the Performance Unit Program is comprised of oilfield equipment and service companies and domestic and international exploration and production companies. This comparator peer group is used for the Performance Unit Program because these companies represent the timing, cyclicality, and volatility of the oil and natural gas industry and provide an appropriate industry group to measure our relative performance against. This comparator peer group as disclosed in our 2014 proxy statement was used for the 2013 cycle of the Performance Unit Program.

The 2013 cycle of the Performance Unit Program ended on December 31, 2015. Both the absolute and relative performance measures established at the beginning of the cycle were approved by the Committee. The Committee decided to exclude any Baker Hughes acquisition and integration related expenses from the calculation because the transaction and the associated costs were not anticipated when the targets were initially set in February 2013. The 2013 cycle of the Performance Unit Program yielded an award paid at 125% of the target opportunity level as shown in the table below.

2013 Cycle - Performance Matrix

HAL 3-Year Average ROCE	% of Target Incentive Paid
Above 13%	75%	100%	150%	200%
11% to 13%	50%	75%	125%	150%
9% to < 11%	0%	50%	100%	125%
Below 9%	0%	0%	50%	75%
Absolute ↑	Less than	25th to	50th to	Above 75th
	25th	49th	75th	Percentile
	Percentile	Percentile	Percentile

While we achieved average ROCE of 9.09% for the three-year period ending December 31, 2015, which was top quartile performance relative to our performance peers, the ROCE performance as measured on an absolute basis was below the target level of 11%.

The NEOs received these payments in 2016 as set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and in the related narrative following the table.

The program allows for rewards to be paid in cash, stock, or a combination of cash and stock. Over the past ten years, the program has achieved maximum performance levels six times and between maximum and target four times.

2015 Cycle Performance Unit Program Opportunities for NEOs

In anticipation of the pending Baker Hughes acquisition, the Committee modified the 2015 cycle of the Performance Unit Program and replaced the 50% relative and 50% absolute ROCE measures with quantitative Baker Hughes integration related metrics. This was done in order to keep management’s focus on the integration prior to, during, and post acquisition. In revising the 2015 cycle Performance Unit Program, the Committee used two equally weighted performance metrics based on: (i) the cumulative integration cost synergies realized through December 31, 2017, and (ii) a target for the combined company’s effective tax rate as of December 31, 2017. The Committee provisionally determined that if we did not acquire Baker Hughes, the 2015 cycle of the Performance Unit Program would be based on 100% relative ROCE measures with relative performance measured for the three-year period ending December 31, 2017 against the following Performance Unit Program peer group which remains unchanged from the 2014 Performance Unit Program peer group:

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Baker Hughes Incorporated

•	Cameron International Corporation

•	Chesapeake Energy Corporation

•	Devon Energy Corporation

•	Hess Corporation

•	Marathon Oil Corporation

•	Murphy Oil Corporation

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•	Nabors Industries Ltd.

•	National Oilwell Varco, Inc.

•	Schlumberger Ltd.

•	Transocean Ltd.

•	Weatherford International, Ltd.

•	The Williams Companies, Inc.

Due to their competitive nature, we do not disclose prospective metric targets.

Individual incentive opportunities are established based on market references and the NEO’s role within the organization. The Threshold, Target, and Maximum columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards in Fiscal 2015 table indicate the potential payout for each NEO under the Performance Unit Program for the 2015 cycle. The potential payouts are performance driven and completely at risk. Actual payout amounts, if any, will not be determined until the three-year cycle closes on December 31, 2017.

Supplemental Executive Retirement Plan

The objective of the Supplemental Executive Retirement Plan, or SERP, is to provide a competitive level of pay replacement upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service.

The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.

The calculation takes into account the following variables:

•	Base salary;

•	Years of service;

•	Age;

•	Employer portion of qualified plan savings;

•	Age 65 value of any defined benefit plan; and

•	Existing nonqualified plan balances and any other retirement plans.

Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions and investment earnings, and an annuity rate. These factors are reviewed and approved annually by the Committee in advance of calculating any awards.

To determine the annual benefit, external actuaries calculate the total lump sum retirement benefit needed at age 65 from all company retirement sources to produce an annual retirement benefit of 75% of final base salary. Company retirement sources include any qualified benefit plans and contributions to nonqualified benefit plans. If the combination of these two sources does not yield a total retirement balance that will meet the 75% objective, then contributions may be made annually through the SERP to bring the total benefit up to the targeted level.

To illustrate, assume $10 million is needed at age 65 to produce an annual retirement benefit equal to 75% of final base salary. The participant is projected to have $3 million in his qualified benefit plans at retirement and $4 million in his nonqualified retirement plans at retirement. Since the total of these two sources is $7 million, a shortfall of $3 million results. This is the amount needed to achieve the 75% pay replacement objective. Such shortfall may be offset through annual contributions to the SERP.

Participation in the SERP is limited to the direct reports of the CEO and other selected executives as recommended by the CEO and approved at the discretion of the Committee. However, participation one year does not guarantee future participation. In 2015, the Committee authorized retirement allocations under the SERP to all NEOs as listed in the 2015 Nonqualified Deferred Compensation table and as included in the All Other Compensation column in the Summary Compensation Table. The average annual amounts allocated over the history of participation are as follows: Mr. Lesar: $353,682; Mr. Garcia: $221,000; Mr. Brown: $521,875; Mr. Miller: $474,250; and Mr. Rainey: $436,500.

All of the NEOs are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%

Other Executive Benefits and Policies

Retirement and Savings Plan

All NEOs participate in the Halliburton Retirement and Savings Plan, which is the defined contribution benefit plan available to all eligible U.S. employees. The matching contributions amounts we contributed on behalf of each NEO are included in the Supplemental Table: All Other Compensation immediately following the Summary Compensation Table.

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Elective Deferral Plan

All NEOs may participate in the Halliburton Elective Deferral Plan, which was established to provide highly compensated employees with an opportunity to defer earned base salary and incentive compensation in order to help meet retirement and other future income needs.

The Elective Deferral Plan is a nonqualified deferred compensation plan and participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or eligible incentive compensation are allowed each calendar year. Gains or losses are credited based upon the participant’s election from among 12 benchmark investment choices with varying degrees of risk.

In 2015, Messrs. Lesar and Rainey participated in this plan by deferring a percentage of their compensation. Mr. Brown has an account balance from participation in prior years. Messrs. Garcia and Miller are not participants in the plan. Further details can be found in the 2015 Nonqualified Deferred Compensation table.

Benefit Restoration Plan

The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other plans we sponsor. It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.

In 2015, all NEOs received awards under this plan in the amounts included in the Supplemental Table: All Other Compensation and the 2015 Nonqualified Deferred Compensation table.

Perquisites

Country club memberships are limited and provided on an as-needed basis for business purposes only. Mr. Brown had a club membership in 2015.

We do not provide cars to our NEOs. However, for security purposes and to allow for the efficient use of Mr. Lesar’s time, a company-leased car and part-time driver are provided for Mr. Lesar for the primary purpose of commuting to and from work.

A taxable benefit for executive financial planning is provided with the amount dependent on the NEO’s level within the company. This benefit does not include tax return preparation. It is paid, only if used, on a reimbursable basis.

We also provided for security at the personal residences of Messrs. Lesar, Garcia, and Miller during 2015.

At the direction of the Board, Mr. Lesar, his spouse, and children use company aircraft for all travel. The only personal use of the company aircraft in 2015 for other NEOs is for spousal and dependent travel on select business trips.

Mr. Rainey is an expatriate under our long-term expatriate business practice and as such receives certain assignment allowances including a goods and services differential and host country housing and utilities.

A differential is commonly paid to expatriates in assignment locations where the cost of goods and services is greater than the cost for the same goods and services in the expatriate’s home country. Differentials are determined by Mercer/ORC, a third-party consultant. As part of his expatriate assignment, Mr. Rainey also participates in our tax equalization program, which neutralizes the tax effect of the international assignment and approximates the tax obligation the expatriate would pay in his home country.

Specific amounts for the above mentioned perquisites are detailed for each NEO in the Supplemental Table: All Other Compensation.

Clawback Policy

We have a clawback policy under which we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, if and to the extent that:

•	The amount of incentive compensation was calculated based on the achievement of financial results that were subsequently reduced due to a restatement of our financial results;

•	The officer engaged in fraudulent conduct that caused the need for the restatement; and

•	The amount of incentive compensation that would have been awarded or paid to the officer, had our financial results been properly reported, would have been lower than the amount actually paid or awarded.

Any such officer who receives incentive compensation based on the achievement of financial results that are subsequently the subject of a restatement will not be subject to recoupment unless the officer personally participates in the fraudulent conduct.

In addition, in January 2013, we amended the policy to provide that we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, and certain other senior officers if and to the extent that:

•	It is determined that, in connection with the performance of that officer’s duties, he or she substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, or both (A) had direct supervisory responsibility over an employee who substantially participated in such a violation and (B) recklessly disregarded his or her own supervisory responsibilities; or

•	the officer is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the officer disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the officer does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions, or otherwise admits to the violation in a legal proceeding.

Depending on the officer and the circumstances described in the immediately preceding paragraph, the disinterested members of the Board, the disinterested members of the Compensation Committee, the disinterested members of the Nominating and Corporate Governance Committee and/or the members of a management committee may be

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involved in reviewing, considering and making determinations regarding the officer’s alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the officer.

The policy also provides that, to the extent permitted by applicable law and not previously disclosed in a filing with the SEC, we will disclose in our proxy statement the circumstances of any recoupment arising under the policy or that there has not been any recoupment pursuant to the policy for the prior calendar year. There was no recoupment under the policy in 2015.

Stock Ownership Requirements

We have stock ownership requirements for our executive officers, which include all the NEOs, to further align their interests with our stockholders.

As a result, Mr. Lesar is required to own Halliburton common stock in an amount equal to or in excess of six times his annual base salary. Executive officers that report directly to Mr. Lesar are required to own an amount of Halliburton common stock equal to or in excess of three times their annual base salary, and all other executive officers are required to own an amount of Halliburton common stock equal to or in excess of two times their annual base salary. The Committee reviews their holdings, which include restricted shares and all other Halliburton common stock owned by the officer, at each December meeting. Each executive officer has five years to meet the requirements, measured from the later of September 12, 2011 or the date the officer first becomes subject to the ownership level for the applicable office.

After the five-year stock ownership period, as described above, executive officers who have not met their minimum ownership requirement must retain 100% of the net shares acquired upon stock option exercises and restricted stock vesting until they achieve their required ownership level. During this time period, any stock option exercises must be an exercise and hold.

As of December 31, 2015, all NEOs met the requirements.

Hedging and Pledging

Our executive officers are prohibited from hedging activities related to Halliburton securities and the pledging of Halliburton securities, except that hedging activities in connection with or related to a bona fide charitable donation may be approved in advance at the sole discretion of the General Counsel.

Elements of Post-Termination Compensation and Benefits

Termination events that trigger payments and benefits include normal or early retirement, cause, death, disability, and voluntary termination. Post-termination or change-in-control payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short- and long-term incentive plans, nonqualified account balances, and health benefits, among others. The Post-Termination or Change-In-Control Payment table in this proxy statement indicates the impact of various events on each element of compensation for the NEOs.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this limit if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing executive compensation programs, we consider all relevant factors, including tax deductibility of compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with our executive compensation objectives; however, we may from time to time pay compensation to our executives that may not be fully deductible.

Our Stock and Incentive Plan enables qualification of stock options, stock appreciation rights, and performance share awards as well as short- and long-term cash performance plans under Section 162(m).

To the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, we will make retroactive adjustments to any cash or equity-based incentive compensation paid to the CEO and CFO where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement. When and where applicable, we will seek to recover any amount determined to have been inappropriately received by the CEO and CFO.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with Company management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James R. Boyd

Milton Carroll

Murry S. Gerber

Robert A. Malone

Debra L. Reed

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EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following tables set forth information regarding the CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2015.

							Change In
						Non-Equity	Pension Value
				Stock	Option	Incentive Plan	and NQDC	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David J. Lesar	2015	1,660,000	0	3,867,735	2,103,341	5,999,513	299,127	1,941,613	15,871,329
Chairman of the Board and	2014	1,630,000	0	3,912,000	2,178,163	10,872,600	269,185	1,698,209	20,560,157
Chief Executive Officer	2013	1,630,000	0	4,793,714	2,381,533	10,180,804	155,196	1,723,967	20,865,214
Christian A. Garcia	2015	439,875	0	701,100	381,669	217,564	8,489	363,494	2,112,191
Senior Vice President,
Finance and Acting Chief Financial Officer(1)
James S. Brown	2015	879,750	0	1,281,455	697,943	1,634,785	101,969	1,360,886	5,956,788
President – Western	2014	820,000	0	1,304,000	727,685	3,482,000	79,934	986,492	7,400,111
Hemisphere	2013	788,000	0	1,579,344	785,785	2,743,666	57,834	992,489	6,947,118
Jeffrey A. Miller	2015	977,500	0	2,169,515	1,179,488	2,218,718	30,615	1,084,536	7,660,372
President	2014	912,500	0	5,639,516	1,407,673	2,114,375	14,428	892,290	10,980,782
	2013	800,000	0	1,933,684	961,939	1,565,460	3,406	676,731	5,941,220
Joe D. Rainey	2015	816,212	0	1,281,455	697,943	1,634,785	75,712	2,720,300	7,226,407
President – Eastern	2014	788,000	0	1,304,000	727,685	3,418,000	97,957	3,011,531	9,347,173
Hemisphere	2013	788,000	0	1,579,344	785,785	2,730,866	78,858	1,995,925	7,958,778

(1)	Effective January 1, 2015, Mr. Garcia assumed the role of Acting Chief Financial Officer.

Salary. The amounts represented in the Salary column are attributable to annual salary earned by each NEO. Information related to salary increases in 2015 is discussed in the Compensation Discussion and Analysis under Base Salary.

Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of the restricted stock awarded in 2015. Except where there is a distinction to make between the two types of awards, this proxy statement refers to both restricted stock and restricted stock units as “restricted stock.” We calculate the fair value of restricted stock awards by multiplying the number of restricted shares or units granted by the closing stock price as of the award’s grant date.

Option Awards. The amounts in the Option Awards column reflect the grant date fair value of the stock options awarded in 2015. The fair value of stock options is estimated using the Black-Scholes option pricing model. For a discussion of the assumptions made in these valuations, refer to Note 12 to the Consolidated Financial Statements, Stock-based Compensation, in the Halliburton Company Form 10-K for the fiscal year ended December 31, 2015.

Non-Equity Incentive Plan Compensation. The amounts represented in the Non-Equity Incentive Plan Compensation column are for amounts earned in 2015 and paid in 2016 for the Halliburton Annual Performance Pay Plan and the 2013 cycle Performance Unit Program. Information about these programs can be found in the Compensation Discussion and Analysis under Short-term (Annual) Incentives for the Halliburton Annual Performance Pay Plan and under Long-term Incentives—2013 Cycle Performance Unit Program Payout for NEOs for the Performance Unit Program.

The Threshold, Target, and Maximum amounts for the 2015 Halliburton Annual Performance Pay Plan and the 2015 cycle of the Performance Unit Program can be found in the Grants of Plan-Based Awards in Fiscal 2015 table under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

As discussed in the Compensation Discussion and Analysis, no amounts were earned by our NEOs under the 2015 Halliburton Annual Performance Pay Plan because the minimum threshold performance level was not achieved. The 2013 cycle Performance Unit Program amounts paid to each NEO are: $5,999,513 for Mr. Lesar; $217,564 for Mr. Garcia; $1,634,785 for Mr. Brown; $2,218,718 for Mr. Miller; and $1,634,785 for Mr. Rainey.

The amounts paid to the NEOs for the 2013 cycle Performance Unit Program differ from what is shown in the Grants of Plan-Based Awards in Fiscal Year 2015 table under Estimated Future Payments Under Non-Equity Incentive Plan Awards. The Grants of Plan-Based Awards in Fiscal Year 2015 table indicates the potential award amounts for Threshold, Target and Maximum under the 2015 cycle Performance Unit Program, which will close on December 31, 2017. The Summary Compensation Table shows amounts paid for the 2013 cycle Performance Unit Program, which closed on December 31, 2015.

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Change in Pension Value and NQDC Earnings. The amounts in the Change in Pension Value and NQDC Earnings column are attributable to the above-market earnings for various nonqualified plans. The methodology for determining what constitutes above-market earnings is the difference between the interest rate as stated in the applicable nonqualified plan document and the Internal Revenue Service Long-Term 120% AFR rate as of December 31, 2015. The 120% AFR rate used for determining above-market earnings in 2015 was 3.13%.

Halliburton Company Supplemental Executive Retirement Plan Above-Market Earnings. The current interest rate for participant accounts in the Halliburton Company Supplemental Executive Retirement Plan is 5% as defined by the plan document. The above-market earnings for the plan equaled 1.87% (5% (plan interest) minus 3.13% (120% AFR rate)) for 2015. The amounts shown in this column differ from the amounts shown for the Halliburton Company Supplemental Executive Retirement Plan in the 2015 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.

NEOs earned above-market earnings for their balances associated with the Halliburton Company Supplemental Executive Retirement Plan as follows: $183,534 for Mr. Lesar; $7,210 for Mr. Garcia; $66,888 for Mr. Brown; $24,068 for Mr. Miller; and $38,374 for Mr. Rainey.

Halliburton Company Benefit Restoration Plan Above-Market Earnings. In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, the above-market earnings associated with this plan were 2.87% (6% (plan interest earned in 2015) minus 3.13% (120% AFR rate)) for 2015. The amounts shown in this column differ from the amounts shown for the Halliburton Company Benefit Restoration Plan in the 2015 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.

NEOs earned above-market earnings for their balances associated with the Halliburton Company Benefit Restoration Plan as follows: $93,928 for Mr. Lesar; $1,279 for Mr. Garcia; $11,506 for Mr. Brown; $6,547 for Mr. Miller; and $8,104 for Mr. Rainey.

Halliburton Company Elective Deferral Plan Above-Market Earnings. The average earnings for the balances associated with the Halliburton Company Elective Deferral Plan were 3.4% for 2015. The above-market earnings associated with this plan equaled 0.27% (3.4% minus 3.13% (120% AFR rate)) for 2015. The amounts shown in this column differ from the amounts shown for the Halliburton Company Elective Deferral Plan in the 2015 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses and the Summary Compensation Table shows above-market earnings only.

Messrs. Lesar, Brown, and Rainey earned above-market earnings for balances associated with the Halliburton Company Elective Deferral Plan as follows: $21,665 for Mr. Lesar; $23,575 for Mr. Brown; and $29,234 for Mr. Rainey. Messrs. Garcia and Miller are not participants in and do not have any prior balances in the Halliburton Company Elective Deferral Plan.

All Other Compensation. Detailed information for amounts included in the All Other Compensation column can be found in the Supplemental Table: All Other Compensation below.

Supplemental Table: All Other Compensation

The following table details the components of the All Other Compensation column of the Summary Compensation Table for 2015.

			Halliburton		Restricted	HRSP	HRSP	Benefit
	Financial	Halliburton	Giving		Stock	Employer	Basic	Restoration		All
	Planning	Foundation	Choices	HALPAC	Dividends	Match	Contribution	Plan	SERP	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
David J. Lesar	15,000	112,500	2,900	5,000	260,960	13,050	10,600	125,550	1,133,000	263,053	1,941,613
Christian A. Garcia	0	11,250	400	960	22,115	11,151	10,600	15,739	285,000	6,279	363,494
James S. Brown	10,000	0	780	4,934	211,532	12,948	10,600	55,328	1,000,000	54,764	1,360,886
Jeffrey A. Miller	4,675	112,500	1,000	5,000	210,215	8,883	10,600	64,125	651,000	16,538	1,084,536
Joe D. Rainey	6,500	0	1,000	5,000	0	10,639	10,600	49,609	709,000	1,927,952	2,720,300

Financial Planning. This program allows NEOs to receive financial planning services by accredited financial planners. Tax planning is not covered under this program. The amount is based on the services the NEO received in 2015. If they do not utilize the program, the amount is forfeited.

Halliburton Foundation. The Halliburton Foundation allows NEOs and other employees to donate to approved universities, medical hospitals, and primary schools of their choice. In 2015, the Halliburton Foundation matched donations up to $20,000 on a 2.25 for 1 basis. Messrs. Lesar and Miller participate in the Halliburton Foundation’s matching program for Directors, which allowed their 2015 contributions up to $50,000 to qualified organizations to be matched on a 2.25 for 1 basis.

Halliburton Giving Choices. The Halliburton Giving Choices Program allows NEOs and other employees to donate to approved not-for-profit charities of their choice. We match donations by contributing ten cents for every dollar contributed by employees. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2015.

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Halliburton Political Action Committee. The Halliburton Political Action Committee, or HALPAC, allows NEOs and other eligible employees to donate to political candidates and participate in the political process. We match the NEO’s donation to HALPAC dollar-for-dollar to a 501(c) (3) status nonprofit organization of the contributor’s choice. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2015.

Restricted Stock Dividends. This is the amount of dividends paid on restricted stock held by NEOs in 2015. Restricted stock units do not receive dividend payments.

Halliburton Retirement and Savings Plan Employer Match. The amount shown is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan, our defined contribution plan. We match employee contributions up to 5% of each employee’s eligible base salary, up to the 401(a)(17) compensation limit of $265,000 in 2015.

Halliburton Retirement and Savings Plan Basic Contribution. This is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan. If actively employed on December 31, 2015, each employee receives a contribution equal to 4% of their eligible base pay, up to the 401(a)(17) compensation limit of $265,000 in 2015.

Halliburton Company Benefit Restoration Plan. This is the award earned under the Halliburton Company Benefit Restoration Plan in 2015. The plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Associated interest, awards, and beginning and ending balances for the Halliburton Company Benefit Restoration Plan are included in the 2015 Nonqualified Deferred Compensation table. Above-market interest earned on these awards and associated balances are shown in the Summary Compensation Table under the Change in Pension Value and NQDC Earnings column.

Halliburton Company Supplemental Executive Retirement Plan. These are awards approved under the Halliburton Company Supplemental Executive Retirement Plan as discussed in the Supplemental Executive Retirement Plan section of the Compensation Discussion and Analysis. Awards are approved by our Compensation Committee annually. The SERP provides a competitive level of pay replacement for key executives upon retirement. Associated interest, awards, and beginning and ending balances for the SERP are included in the 2015 Nonqualified Deferred Compensation table.

All Other.

•	Country Club Membership Dues. Club memberships are approved for business purposes only. During 2015, we paid club membership dues for Mr. Brown. The amount incurred was $29,119.

•	Aircraft Usage. Mr. Lesar, his spouse, and children use our aircraft for all travel for security reasons as directed by the Board. The only personal use of company aircraft in 2015 for other NEOs was for spousal and dependent travel on select business trips. For 2015, the incremental cost to us for this personal use of our aircraft was as follows: $156,574 for Mr. Lesar; $12,494 for Mr. Brown; $3,987 for Mr. Miller; and $3,987 for Mr. Rainey. For total compensation purposes in 2015, we valued the incremental cost of the personal use of aircraft using a method that takes into account: landing, parking, hanger, flight planning services, and dead-head costs; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; any customs, foreign permit, and similar fees; and passenger ground transportation. For tax purposes, we impute income to the NEO for the value of the spousal and dependent travel on select business trips and reimburse the NEO for the tax impact of the imputed income. For 2015 tax reimbursements for imputed income associated with this spousal and dependent travel were as follows: $44,088 for Mr. Lesar; $5,695 for Mr. Garcia; $13,151 for Mr. Brown; $9,706 for Mr. Miller; and $1,720 for Mr. Rainey.

•	Home Security. We provide security for residences based on risk assessments which consider the NEO’s position. In 2015, home security costs were as follows: $38,309 for Mr. Lesar; $584 for Mr. Garcia; and $2,845 for Mr. Miller.

•	Car/Driver. A car and part-time driver have been assigned to Mr. Lesar so that he can work while in transit to allow him to meet customer and our needs. In 2015 the cost to us was $19,532.

•	Other Compensation for Mr. Lesar. In 2015, Mr. Lesar received $2,672 in imputed income for relocation and $1,878 for tax equalization.

•	Other Compensation for Mr. Rainey. In 2015, Mr. Rainey received $45,764 for cost of living adjustment; $81,621 mobility premium; $1,659,076 for tax equalization; $500 for tax preparation fees; $122,215 for imputed housing allowance; and $13,069 for auto imputed allowance. All compensation amounts are associated with his expatriate assignment and other expatriates on comparable assignments receive similar types of adjustments.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

The following table represents amounts associated with the 2015 cycle Performance Unit Program, the 2015 Annual Performance Pay Plan, and restricted stock and stock option awards granted in 2015 to our NEOs.

		Estimated Future Payouts Under Non-Equity					All Other
		Incentive Plan Awards				All Other	Option Awards:		Grant Date
						Stock Awards:	Number of	Exercise or	Fair Value
						Number of	Securities	Base Price	of Stock
						Shares of	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum		Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)		(#)	(#)	($/Share)	($)
David J. Lesar		2,395,707	4,791,414	9,582,828	(1)
		1,050,000	2,625,000	5,250,000	(2)
	12/02/2015					99,300			3,867,735
	12/02/2015						176,900	38.95	2,103,341
Christian A. Garcia		119,841	239,682	479,364	(1)
		135,000	337,500	675,000	(2)
	12/02/2015					18,000			701,100
	12/02/2015						32,100	38.95	381,669
James S. Brown		800,855	1,601,710	3,203,420	(1)
		396,000	990,000	1,980,000	(2)
	12/02/2015					32,900			1,281,455
	12/02/2015						58,700	38.95	697,943
Jeffrey A. Miller		1,548,117	3,096,234	6,192,468	(1)
		500,000	1,250,000	2,500,000	(2)
	12/02/2015					55,700			2,169,515
	12/02/2015						99,200	38.95	1,179,488
Joe D. Rainey		800,855	1,601,710	3,203,420	(1)
		367,400	918,500	1,837,000	(2)
	12/02/2015					32,900			1,281,455
	12/02/2015						58,700	38.95	697,943
(1)	Opportunity levels under the 2015 cycle of the Performance Unit Program.
(2)	Opportunity levels under the 2015 Halliburton Annual Performance Pay Plan.

As indicated by footnote (1), the opportunities for each NEO under the 2015 cycle Performance Unit Program if the Threshold, Target or Maximum levels are achieved are reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. The potential payouts are performance driven and completely at risk. For more information on the 2015 cycle Performance Unit Program, refer to Long-term Incentives in the Compensation Discussion and Analysis.

As indicated by footnote (2), the opportunities for each NEO under the 2015 Halliburton Annual Performance Pay Plan are also reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. This plan measures company Cash Value Added as compared to our pre-established goals during a one-year period. The potential payouts are performance driven and completely at risk. For more information on the 2015 Halliburton Annual Performance Pay Program, refer to Short-term (Annual) Incentives in the Compensation Discussion and Analysis.

All restricted stock and nonqualified stock option awards are granted under the Stock and Incentive Plan. The awards listed under All Other Stock Awards: Number of Shares of Stock or Units and under All Other Option Awards: Number of Securities Underlying Options were awarded to each NEO on the date indicated by the Compensation Committee.

The annual restricted stock grants awarded to the NEOs in 2015 are subject to a graded vesting schedule of 20% per year over five years. This vesting schedule serves to motivate our NEOs to remain employed with us. All restricted shares are priced at fair market value on the date of grant. Quarterly dividends are paid on the restricted shares at the same time and rate payable on our common stock, which was $0.18 per share during 2015. Quarterly dividends are not paid on restricted stock units. The shares may not be sold, transferred or used as collateral until fully vested. The shares remain subject to forfeiture during the restricted period in the event of a NEO’s termination of employment or an unapproved early retirement.

Nonqualified stock options granted in 2015 vest over a three-year graded vesting period with 331/3% of the grants vesting each year. All options are priced at the fair market value on the date of grant using the Black-Scholes options pricing model. There are no voting or dividend rights unless the NEO exercises the options and acquires the shares.

The Estimated Future Payouts Under Equity Incentive Plan Awards columns have been omitted because awards under the Performance Unit Program and Halliburton Annual Performance Pay Plan are expected to be paid in cash and are disclosed under Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2015

The following table represents outstanding stock option and restricted stock awards for our NEOs as of December 31, 2015.

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities			Number of
		Underlying	Underlying			Shares	Market Value
		Unexercised	Unexercised	Option		or Units	of Shares
		Options	Options	Exercise	Option	of Stock	or Units of Stock
		(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
David J. Lesar(1)	12/6/2006	–	–			8,438	287,230
	12/1/2010	108,000	–	39.19	12/1/2020	–	–
	12/6/2011	141,900	–	35.57	12/6/2021	22,000	748,880
	12/5/2012	208,900	–	33.50	12/5/2022	60,360	2,054,654
	12/4/2013	91,934	45,966	50.62	12/4/2023	56,820	1,934,153
	12/3/2014	59,367	118,733	40.75	12/3/2024	76,800	2,614,272
	12/2/2015	–	176,900	38.95	12/2/2025	99,300	3,380,172
TOTAL		610,101	341,599			323,718	11,019,361
Christian A. Garcia(2)	1/3/2007	–	–			780	26,551
	1/2/2009	13,500	–	19.45	1/2/2019	–	–
	3/8/2011	–	–			2,000	68,080
	12/6/2011	1,933	–	35.57	12/6/2021	900	30,636
	12/5/2012	4,999	–	33.50	12/5/2022	2,160	73,526
	12/4/2013	3,934	1,966	50.62	12/4/2023	4,200	142,968
	12/3/2014	2,901	5,799	40.75	12/3/2024	8,000	272,320
	12/2/2015	–	32,100	38.95	12/2/2025	18,000	612,720
TOTAL		27,267	39,865			36,040	1,226,801
James S. Brown(3)	1/3/2007	–	–			2,600	88,504
	12/2/2008	–	–			58,365	1,986,745
	12/1/2010	26,100	–	39.19	12/1/2020	–	–
	5/18/2011	–	–			106,474	3,624,375
	12/6/2011	43,700	–	35.57	12/6/2021	6,780	230,791
	12/5/2012	56,900	–	33.50	12/5/2022	16,440	559,618
	12/4/2013	30,334	15,166	50.62	12/4/2023	18,720	637,229
	12/3/2014	19,834	39,666	40.75	12/3/2024	25,600	871,424
	12/2/2015	–	58,700	38.95	12/2/2025	32,900	1,119,916
TOTAL		176,868	113,532			267,879	9,118,602
Jeffrey A. Miller(4)	1/3/2007	–	–			600	20,424
	1/1/2011	–	–			2,500	85,100
	9/27/2011	–	–			50,000	1,702,000
	1/3/2012	3,833	–	34.15	1/3/2022	3,600	122,544
	9/19/2012	–	–			50,000	1,702,000
	12/5/2012	51,466	–	33.50	12/5/2022	22,320	759,773
	12/4/2013	37,134	18,566	50.62	12/4/2023	22,920	780,197
	8/1/2014	–	–			45,300	1,542,012
	12/3/2014	38,367	76,733	40.75	12/3/2024	49,600	1,688,384
	12/2/2015	–	99,200	38.95	12/2/2025	55,700	1,896,028
TOTAL		130,800	194,499			302,540	10,298,462
Joe D. Rainey(5)	1/3/2007	–	–			600	20,424
	12/6/2011	14,566	–	35.57	12/6/2021	56,780	1,932,791
	12/5/2012	37,933	–	33.50	12/5/2022	16,440	559,618
	12/4/2013	30,334	15,166	50.62	12/4/2023	18,720	637,229
	12/3/2014	19,834	39,666	40.75	12/3/2024	25,600	871,424
	12/2/2015	–	58,700	38.95	12/2/2025	32,900	1,119,916
TOTAL		102,667	113,532			151,040	5,141,402

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(1)	Mr. Lesar’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the December 6, 2006 award, which vests in equal amounts over ten years.
(2)	Mr. Garcia’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years.
(3)	Mr. Brown’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, the December 2, 2008 restricted stock award, which began vesting on the sixth anniversary of the award, and vests 20% annually through year ten, and the May 18, 2011 restricted stock award, which vests 100% on May 30, 2016.
(4)	Mr. Miller’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, and the September 27, 2011, September 19, 2012, and August 1, 2014 awards, which each vest 100% five years from the date of grant.
(5)	Mr. Rainey’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, and the December 6, 2011 restricted stock award of 50,000 shares, which vest 100% on December 6, 2016.

The nonqualified stock option awards listed under Option Awards include outstanding awards, exercisable and unexercisable, as of December 31, 2015.

The restricted stock awards under Stock Awards are the number of shares not vested as of December 31, 2015. The market value shown was determined by multiplying the number of unvested restricted shares at year end by the closing price of our common stock on the NYSE of $34.04 on December 31, 2015.

The Equity Incentive Plan Awards columns are omitted as we do not utilize this type of award at this time.

The narratives under the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2015 table contain additional information on stock option and restricted stock awards.

2015 OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and restricted shares that vested during fiscal year 2015 for our NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David J. Lesar	0	0	118,017	4,391,662
Christian A. Garcia	0	0	11,690	457,381
James S. Brown	0	0	53,055	2,045,641
Jeffrey A. Miller	0	0	39,600	1,514,552
Joe D. Rainey	0	0	36,360	1,396,209

The value realized for vested restricted stock awards was determined by multiplying the fair market value of the shares (closing price of our common stock on the NYSE on the vesting date) by the number of shares that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each NEO in 2015.

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2015 NONQUALIFIED DEFERRED COMPENSATION

The 2015 Nonqualified Deferred Compensation table reflects balances in our nonqualified plans as of January 1, 2015, contributions made by the NEO and us during 2015, any earnings (the net of the gains and losses on funds, as applicable), and the ending balance as of December 31, 2015. The plans are described in the Compensation Discussion and Analysis or the narratives to the Summary Compensation Table, and brief summaries are provided below.

Name	Plan	01/01/15 Balance ($)	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance At Last Fiscal Year End ($)
David J. Lesar	SERP	9,820,754	0	1,133,000	490,924	0	11,444,678
	Benefit Restoration	3,023,018	0	125,550	188,548	0	3,337,116
	Elective Deferral	1,213,807	8,154,450	0	399,564	0	9,767,821
	TOTAL	14,057,579	8,154,450	1,258,550	1,079,036	0	24,549,615
Christian A. Garcia	SERP	387,074	0	285,000	19,325	0	691,399
	Benefit Restoration	32,551	0	15,739	2,298	0	50,588
	TOTAL	419,625	0	300,739	21,623	0	741,987
James S. Brown	SERP	3,582,472	0	1,000,000	179,019	0	4,761,491
	Benefit Restoration	307,051	0	55,328	21,117	0	383,496
	Elective Deferral	929,911	0	0	52,661	0	982,572
	TOTAL	4,819,434	0	1,055,328	252,797	0	6,127,559
Jeffrey A. Miller	SERP	1,291,586	0	651,000	64,494	0	2,007,080
	Benefit Restoration	117,988	0	64,125	10,240	0	192,353
	TOTAL	1,409,574	0	715,125	74,734	0	2,199,433
Joe D. Rainey	SERP	2,056,444	0	709,000	102,741	0	2,868,185
	Benefit Restoration	188,515	0	49,609	14,005	0	252,129
	Elective Deferral	2,367,819	788,000	0	133,718	0	3,289,537
	TOTAL	4,612,778	788,000	758,609	250,464	0	6,409,851

Halliburton Company Supplemental Executive Retirement Plan. The SERP provides a competitive level of pay replacement for key executives upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service. Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions, qualified and nonqualified plan investment earnings, and an annuity rate.

Allocations under the SERP can be made once a year and are approved by the Compensation Committee at their discretion. The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided from our other programs, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.

All of the NEOs are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%.

SERP amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.

Halliburton Company Benefit Restoration Plan. The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Awards are made annually to those who meet these criteria and earned interest at an annual rate as defined by the plan document. Awards and corresponding interest balances are 100% vested and distributed upon separation.

In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, plan participants earned interest at an annual rate of 6% in 2015.

Benefit Restoration amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.

Halliburton Company Elective Deferral Plan. The Halliburton Company Elective Deferral Plan allows participants to save for retirement utilizing eligible pre-tax base and/or eligible incentive compensation.

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Participants may elect to defer up to 75% of their annual base salary and up to 75% of their incentive compensation into the plan. Deferral elections must be made on an annual basis, including the type and timing of distribution. Plan earnings are based on the NEO’s choice of up to 12 investment options with varying degrees of risk, including the risk of loss. Investment options may be changed by the NEO daily. The amounts shown in the Aggregate Earnings in Last Fiscal Year column reflect the aggregate of all gains and losses on outstanding balances in 2015. Only the above-market interest is shown in the Summary Compensation Table, under Change in Pension Value and NQDC Earnings.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

Messrs. Lesar, Garcia, Brown, Miller, and Rainey have employment agreements with us. Under the terms of Mr. Lesar’s agreement, a termination for cause is a termination for (i) gross negligence or willful misconduct in the performance of his duties and responsibilities, or (ii) a conviction of a felony. In the event we terminate Mr. Lesar for any reason other than termination for cause, we are obligated to pay Mr. Lesar a severance payment equal to (i) the value of any restricted shares that are forfeited because of termination, and (ii) five times his annual base salary.

Under the terms of the agreements with Messrs. Garcia, Brown, Miller, and Rainey, the reasons for termination of employment (other than death) are defined as follows:

(i)	Retirement means either (a) retirement at or after normal retirement at age 65 (either voluntarily or under our retirement policy), or (b) voluntary termination of employment in accordance with our early retirement policy for other than a Good Reason. “Good Reason” means a termination of employment by employee because of (a) our material breach of any material provision of the employment agreement, or (b) a material reduction in employee’s rank or responsibility with us, provided that (i) employee provides written notice to us of the circumstances employee claims constitute “Good Reason” within 90 calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for 30 calendar days following written notice, and (iii) employee’s termination occurs within 180 calendar days after the date that the circumstances employee claims constitute Good Reason first occurred.

(ii)	Permanent disability means the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as reasonably determined by the Compensation Committee in good faith.

(iii)	Voluntary termination means a termination of employment in the sole discretion and at the election of the employee for other than Good Reason.

(iv)	Termination for cause means our termination of employee’s employment for Cause. “Cause” means any of the following: (a) employee’s gross negligence or willful misconduct in the performance of the duties and services required of the employee; (b) employee’s final conviction of a felony; (c) a material violation of our Code of Business Conduct; or (d) employee’s material breach of any material provision of his or her employment agreement which remains uncorrected for 30 days following our written notice of such breach to employee.

If the employment of Mr. Garcia terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination, or termination for cause, he is entitled to each of the following:

•	A payment equal to one year’s base salary; and

•	A single lump sum cash payment equal to the value of any restricted shares that are forfeited because of termination. The payout is contingent upon compliance with a non-compete agreement and subject to vesting restrictions.

If the employment of Mr. Brown terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, he is entitled to each of the following:

•	A payment equal to two years’ base salary;

•	At the Compensation Committee’s election, either the retention of all restricted shares following termination or a payment equal to the value of any restricted shares that are forfeited because of termination;

•	Any unpaid amounts earned under the Annual Performance Pay Plan in prior years; and

•	Any amount payable for the year under the Annual Performance Pay Plan in which his employment is terminated, determined as if he had remained employed for the full year.

If the employment of Messrs. Miller or Rainey terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, the executive is entitled to each of the following:

•	A payment equal to two years’ base salary; and

•	A single lump sum cash payment equal to the value of any restricted shares that are forfeited because of termination. The payout is contingent upon compliance with a non-compete agreement and subject to vesting restrictions.

Change-In-Control Arrangements

We do not maintain individual change-in-control agreements or provide for excise tax gross-ups on any payments associated with a change-in-control. Some of our compensation plans, however, contain change-in-control provisions, which could result in payment of specific benefits.

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Under the Stock and Incentive Plan, in the event of a change-in-control, the following will occur automatically:

•	any outstanding options and stock appreciation rights shall become immediately vested and fully exercisable;

•	any restrictions on restricted stock awards shall immediately lapse;

•	all performance measures upon which an outstanding performance award is contingent are deemed achieved and the holder receives a payment equal to the maximum amount of the award he or she would have been entitled to receive, pro-rated to the effective date; and

•	any outstanding cash awards, including stock value equivalent awards, immediately vest and are paid based on the vested value of the award.

Under the Annual Performance Pay Plan:

•	in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, prorated through the date of the change-in-control; and

•	in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for the plan year.

Under the Performance Unit Program:

•	in the event of a change-in-control during a performance cycle, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control; and

•	in the event of a change-in-control after the end of a performance cycle but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

Under the Employee Stock Purchase Plan, in the event of a change-in-control, unless the successor corporation assumes or substitutes new stock purchase rights:

•	the purchase date for the outstanding stock purchase rights will be accelerated to a date fixed by the Compensation Committee prior to the effective date of the change-in-control; and

•	upon such effective date, any unexercised stock purchase rights will expire and we will refund to each participant the amount of his or her payroll deductions made for purposes of the Employee Stock Purchase Plan that have not yet been used to purchase stock.

POST-TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

The following tables and narratives represent the impact of certain termination events or a change-in-control on each element of compensation for NEOs as of December 31, 2015.

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
David J. Lesar	Severance	0	0	0	0	0	8,150,000	0
	Annual Perf. Pay Plan	0	0	5,250,000	5,250,000	0	5,250,000	5,250,000
	Restricted Stock	0	0	11,019,361	11,019,361	0	11,019,361	11,019,361
	Stock Options	112,806	112,806	112,806	112,806	112,806	112,806	112,806
	Performance Units	0	0	9,980,213	9,980,213	0	0	9,980,213
	Nonqualified Plans	24,549,615	24,549,615	24,549,615	24,549,615	24,549,615	24,549,615	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	24,662,421	24,674,421	50,923,995	50,911,995	24,662,421	49,081,782	26,362,380
Christian A. Garcia	Severance	0	0	0	0	0	436,500	0
	Annual Perf. Pay Plan	0	0	675,000	675,000	0	675,000	675,000
	Restricted Stock	0	0	1,226,801	1,226,801	0	1,226,801	1,226,801
	Stock Options	199,664	199,664	199,664	199,664	199,664	199,664	199,664
	Performance Units	0	0	449,023	449,023	0	0	449,023
	Nonqualified Plans	741,987	741,987	741,987	741,987	741,987	741,987	0
	Health Benefits	0	0	0	0	0	0	0
	TOTAL	941,651	941,651	3,292,475	3,292,475	941,651	3,279,952	2,550,488
James S. Brown	Severance	0	0	0	0	0	1,746,000	0
	Annual Perf. Pay Plan	0	0	1,980,000	1,980,000	0	1,980,000	1,980,000
	Restricted Stock	0	0	9,118,602	9,118,602	0	9,118,602	9,118,602
	Stock Options	30,726	30,726	30,726	30,726	30,726	30,726	30,726
	Performance Units	0	0	3,311,570	3,311,570	0	0	3,311,570
	Nonqualified Plans	6,127,559	6,127,559	6,127,559	6,127,559	6,127,559	6,127,559	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	6,158,285	6,158,285	20,580,457	20,568,457	6,158,285	19,002,887	14,440,898

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		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
Jeffrey A. Miller	Severance	0	0	0	0	0	1,940,000	0
	Annual Perf. Pay Plan	0	0	2,500,000	2,500,000	0	2,500,000	2,500,000
	Restricted Stock	0	0	10,298,462	10,298,462	0	10,298,462	10,298,462
	Stock Options	27,792	27,792	27,792	27,792	27,792	27,792	27,792
	Performance Units	0	0	4,802,823	4,802,823	0	0	4,802,823
	Nonqualified Plans	2,199,433	2,199,433	2,199,433	2,199,433	2,199,433	2,199,433	0
	Health Benefits	0	0	0	0	0	0	0
	TOTAL	2,227,225	2,227,225	19,828,510	19,828,510	2,227,225	16,965,687	17,629,077
Joe D. Rainey	Severance	0	0	0	0	0	1,619,900	0
	Annual Perf. Pay Plan	0	0	1,837,000	1,837,000	0	1,837,000	1,837,000
	Restricted Stock	0	0	5,141,402	5,141,402	0	5,141,402	5,141,402
	Stock Options	20,484	20,484	20,484	20,484	20,484	20,484	20,484
	Performance Units	0	0	3,311,570	3,311,570	0	0	3,311,570
	Nonqualified Plans	6,409,851	6,409,851	6,409,851	6,409,851	6,409,851	6,409,851	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	6,430,335	6,442,335	16,732,307	16,720,307	6,430,335	15,028,637	10,310,456

Resignation. Resignation is defined as leaving employment with us voluntarily, without having attained early or normal retirement status (see the applicable sections below for information on what constitutes these statuses). Upon resignation, the following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of resignation. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s resignation or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Payments from the Halliburton Company Supplemental Executive Retirement Plan and Halliburton Company Benefit Restoration Plan are paid out of an irrevocable grantor trust held at State Street Bank and Trust Company. The principal and income of the trust are treated as our assets and income for federal income tax purposes and are subject to the claims of our general creditors to the extent provided in the plan. The Halliburton Elective Deferral Plan is unfunded and we make payments from our general assets. Payments from these plans may be paid in a lump sum or in annual installments for a maximum ten-year period.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs because the NEO resigned from employment with us.

Early Retirement. A NEO becomes eligible for early retirement by either attaining age 50 or by attaining 70 points via a combination of age plus years of service. Eligibility for early retirement does not guarantee retention of stock awards (lapse of forfeiture restrictions on restricted stock and ability to exercise outstanding options for the remainder of the stated term). Early retirement eligibility is a condition that must be met before the Compensation Committee will consider retention of stock awards upon separation from employment. For example, if a NEO is eligible for early retirement but is leaving us to go to work for a competitor, then the NEO’s stock awards would not be considered for retention.

Early Retirement (Without Approval). The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s early retirement or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare

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plans, which requires that the NEO has attained age 55 with ten years of service or that the NEO’s age and years of service equals 70 points with a minimum of ten years of service, is eligible for a $12,000 credit toward retiree medical costs incurred prior to age 65. The credit is only applicable if the NEO chooses Halliburton retiree medical coverage. This benefit is amortized as a monthly credit applied to the cost of retiree medical coverage based on the number of months from the time of early retirement to age 65. For example, if a NEO is 10 years or 120 months away from age 65 at the time of the NEO’s early retirement, the NEO will receive a monthly credit in the amount of $100 ($12,000/120 months). Should the NEO choose not to elect coverage with Halliburton after the NEO’s separation, the NEO would not receive any cash in lieu of the credit.

Early Retirement (With Approval). The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. If any of the NEOs were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year. These payments usually occur no later than the end of February in the year following the plan year.

•	Restricted Stock. Any stock holdings restrictions would lapse upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO will be granted retention of the NEO’s option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO’s early retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March of the year following the close of the cycle.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare plans is eligible for a $12,000 credit toward retiree medical costs. Refer to the Early Retirement (Without Approval) section for more information on Health Benefits.

Normal Retirement. A NEO would be eligible for normal retirement should the NEO cease employment at age 65 or later. The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. If any of the NEOs were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year. These payments usually occur no later than the end of February in the year following the plan year.

•	Restricted Stock. Any restricted stock holdings would vest upon the date of normal retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO will be granted retention of the NEO’s outstanding option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO’s stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO’s normal retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March following the close of the cycle.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit as the NEO would be age 65 or older at the time of normal retirement.

Termination (For Cause). Should we terminate the NEO for cause, such as violating our Code of Business Conduct, the following actions will occur for the NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be paid to the NEO under the Performance Pay Plan.

•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s termination or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

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•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.

Termination (Without Cause). Should a NEO with an employment agreement be terminated without cause by us, such as termination at our convenience, then the provisions of the NEO’s employment agreement related to severance payments, annual performance pay plan (if applicable), and lapsing of stock restrictions would apply. In the case of Messrs. Garcia, Brown, Miller, and Rainey, payments for these items are conditioned on a release agreement being executed by the NEO. The following actions will occur for the NEO’s various elements of compensation:

•	Severance Pay. Severance is paid according to terms of the applicable employment agreement. Mr. Lesar’s severance multiple is five times base salary at the time of termination. Messrs. Brown, Miller, and Rainey would receive severance in the amount of two times base salary at the time of termination, and Mr. Garcia would receive severance in the amount of one times base salary at the time of termination. Severance paid under the terms of the employment agreement fully satisfies any and all other claims for severance under our plans or policies.

•	Annual Performance Pay Plan. For Mr. Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. If Messrs. Lesar, Garcia, Miller, or Rainey were terminated prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that a payment should be prorated for the partial plan year. These payments usually occur no later than the end of February in the year following the plan year.

•	Restricted Stock. For Messrs. Lesar and Brown, restricted shares under the Stock and Incentive Plan are automatically vested or are forfeited and an equivalent value is paid to the NEO at the Compensation Committee’s discretion. Messrs. Garcia, Miller and Rainey entered into non-compete agreements with us, and Messrs. Miller and Rainey agreed not to work for a competitor of ours for two years following separation and Mr. Garcia for one year following separation. If they comply with the terms of their agreements, they will receive a single lump sum payment equal to the value of any unvested restricted shares that were forfeited because of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. The NEO will be granted retention of the NEO’s outstanding option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO’s stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2015 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.

Change-in-Control. Should a change-in-control take place, the following actions will occur for a NEO’s various elements of compensation:

•	Annual Performance Pay Plan. In the event of a change-in-control during a plan year, a plan participant is entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, pro-rated through the date of the change-in-control. In the event of a change-in-control after the end of a plan year but before the payment date, the plan participant is entitled to an immediate cash payment equal to the incentive earned for the plan year.

•	Restricted Stock. Restricted shares under the Stock and Incentive Plan are automatically vested. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Stock Options. Any outstanding options shall become immediately vested and fully exercisable by the NEO. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2015 table.

•	Performance Units. In the event of a change-in-control during a performance cycle, NEOs will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control. In the event of a change-in-control after the end of a performance cycle but before the payment date, NEOs will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information, as of December 31, 2015, with respect to our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	20,022,753	$43.90	52,972,505
Equity compensation plans not approved by security holders	—	—	—
TOTAL	20,022,753	$43.90	52,972,505

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ADDITIONAL INFORMATION

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any of our Directors, or executive officers, or any associate of any of our Directors or executive officers, is a party adverse to us or has a material interest adverse to us.

Advance Notice Procedures

Under our By-laws, no business, including nominations of a person for election as a director, may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of the Board or by a stockholder who meets the requirements specified in our By-laws and has delivered notice to us (containing the information specified in the By-laws). To be timely, a stockholder’s notice for matters to be brought before the Annual Meeting of Stockholders in 2017 must be delivered to or mailed and received at our principal executive office specified on page 2 of this proxy statement not less than 90 days nor more than 120 days prior to the anniversary date of the 2016 Annual Meeting of Stockholders, or no later than February 17, 2017 and no earlier than January 18, 2017. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.

Proxy Solicitation Costs

We are soliciting the proxies accompanying this proxy statement, and we will bear the cost of soliciting those proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson a fee of $15,000 and reimburse it for out-of-pocket disbursements and expenses. Our officers and employees may solicit proxies personally and by telephone or other electronic communications with some stockholders if proxies are not received promptly. We will, upon request, reimburse banks, brokers, and others for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of our stock.

Stockholder Proposals for the 2017 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2017 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary at 3000 N. Sam Houston Parkway East, Administration Building, Houston, TX 77032, no later than December 6, 2016. The 2017 Annual Meeting will be held on May 17, 2017.

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OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting for action by stockholders, it is intended that proxies will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

By Authority of the Board of Directors,

Robb L. Voyles
Executive Vice President, Secretary and General Counsel
April 5, 2016

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APPENDIX A

Corporate Governance Guidelines

Revised effective as of January 1, 2015

The Board of Directors has adopted these Guidelines to assist it in the exercise of its responsibilities. These Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and revised as appropriate.

The Board believes that the primary responsibility of the Directors is to provide effective governance over Halliburton’s affairs for the benefit of its stockholders. That responsibility includes:

A.	Evaluate the performance of the Chief Executive Officer and take appropriate action, including removal, when warranted. Specifically:

	1.	In an executive session, each year, the Lead Director shall facilitate the discussion of the non-management Directors to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, the non-management Directors shall consider the Chief Executive Officer’s performance in both qualitative and quantitative areas, including:

		a.	Leadership and vision;

		b.	Integrity;

		c.	Keeping the Board informed on matters affecting Halliburton and its operating units;

		d.	Performance of the business (including such measurements as total stockholder return, health, safety and environmental performance, and achievement of financial objectives and goals);

		e.	Development and implementation of initiatives to provide long-term economic benefits to Halliburton;

		f.	Accomplishment of strategic objectives; and

		g.	Development of management.

The Lead Director will communicate the evaluation to the Chief Executive Officer.

While the Lead Director communicates the evaluation to the Chief Executive Officer, the Compensation Committee meets in an independent session to review the performance evaluation of the Chief Executive Officer and the market study conducted by an independent, outside compensation consultant. Based upon such review, the Compensation Committee will generate the Chief Executive Officer’s compensation recommendation for the upcoming fiscal year. The Compensation Committee will then present its recommendation to the non-management Directors when they reconvene in an executive session.

	2.	The non-management Directors will set the Chief Executive Officer’s compensation for the next year based upon the recommendation from the Compensation Committee.

B.	Select, evaluate, and set the compensation of executive management of Halliburton.

C.	Annually review and evaluate the succession plans and management development programs for all members of executive management, including the Chief Executive Officer. Specifically, the Board will oversee a Chief Executive Officer succession management process, which will:

	1.	Develop criteria for the CEO position that reflects Halliburton’s business strategy;

	2.	Utilize a formal assessment process to evaluate CEO candidates;

	3.	Identify and develop internal candidates for the CEO position;

	4.	Ensure non-emergency CEO planning at least three (3) years before an expected transition; and

	5.	Develop and maintain an emergency CEO succession plan.

D.	Conduct periodic reviews of and approve strategic and business plans, and monitor corporate performance against such plans.

E.	Review:

	1.	Applicable laws and regulations, including periodic updates from management provided to the Health, Safety and Environment Committee regarding health, safety and environmental laws and regulations applicable to Halliburton’s major areas of operation;

	2.	Updates from management, which shall be provided at least once per year, regarding any political contributions made by Halliburton to U.S. local, state and federal government officials who oversee or regulate Halliburton’s operations, including any expenditures on lobbyists and political action committees, and any contributions to U.S. trade organizations;

	3.	Maintenance of accounting, financial, disclosure and other controls;

	4.	Adequacy of compliance systems and controls;

	5.	Policies to govern corporate conduct and compliance, and adopt the same; and

	6.	Matters of corporate governance.

F.	Conduct an annual evaluation of the overall effectiveness of the Board.

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Board Structure

A.	Chairman of the Board and Chief Executive Officer: The Board believes that, under normal circumstances, the Chief Executive Officer should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to shareholders for the overall management and functioning of Halliburton. Notwithstanding the foregoing, on an annual basis the Board will consider whether it is appropriate that the Chairman of the Board and the Chief Executive Officer be the same individual and, if it determines that it is no longer appropriate, will take the necessary steps to have a different individual appointed to each of the positions.

B.	Lead Director: If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent members of the Board will, after considering the recommendation of the Nominating and Corporate Governance Committee, annually elect an independent Director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Director of the Board shall preside at each executive session of the non-management Directors and each executive session of the independent Directors and, in his or her absence, the independent Directors shall select one of their numbers to preside. The Lead Director is responsible for periodically scheduling and conducting separate meetings and coordinating the activities of the non-management and independent Directors, providing input into and approving agendas for Board meetings and performing various other duties as may be appropriate, including advising the Chairman of the Board.

C.	Director Independence: The Nominating and Corporate Governance Committee will review the definition of independence and compliance with these guidelines periodically.

	1.	At least three-fourths of the members of the Board shall be independent Directors. In order to be independent, a Director cannot have a material relationship with the Company. A Director will not be considered independent if he or she:

		a)	Is or has been employed by the Company or any of its affiliates in the preceding five calendar years, or any member of the Director’s immediate family has been employed as an Executive Officer of the Company or any of its affiliates in the preceding five calendar years;

		b)	Has received in the current calendar year, in any of the immediately preceding three calendar years or during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director’s fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

		c)	Has an immediate family member who has received during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director’s fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

		d)	(i) is a current partner or employee of the Company’s external auditor or (ii) during the past three years, was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit within that time;

		e)	Has an immediate family member who (i) is a current partner of the Company’s external auditor, (ii) is a current employee of the Company’s external auditor and personally works on the Company’s audit or (iii) during the past three years, was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit within that time;

		f)	Is a partner, member or officer of, or employed in a similar position with, any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company for which such entity receives payments from the Company in excess of $120,000 per year; provided that this provision does not apply to a Director who is a limited partner or non-managing member of, or is employed in a similar position with, such entity and has no active role in providing such services to the Company;

		g)	Is a current employee, or has an immediate family member who is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues;

		h)	Is or has been within the preceding three years part of an interlocking directorate in which the Chief Executive Officer or another Executive Officer of the Company serves on the compensation committee of another entity that employs the Director, or an immediate family member of the Director, as an Executive Officer;

		i)	Is or has an immediate family member who is currently a party to one or more personal services contract(s) with the Company or any Executive Officer of the Company that provides in the aggregate for payments to the Director or immediate family member in excess of $120,000 per year;

		j)	Serves or has an immediate family member who serves as an executive officer of any tax-exempt entity that has received the greater of 1% of such tax-exempt entity’s consolidated gross revenues or $120,000 from the Company in any of the three immediately preceding fiscal years; or

		k)	During the current calendar year or any of the three immediately preceding calendar years, has had any other business relationship with the Company for which the Company has been required to make disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission; provided, however, that this Section C.1.k shall not apply if such relationship arose in connection with such Director’s status as a past or current senior executive of a company in the oil and gas industry and such Director satisfies the independence tests set forth above and any other then-current applicable regulatory standards for independence.

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	2.	All Directors complete independence questionnaires at least annually and the Board makes determinations of the independence of its members.

	3.	For purposes of the foregoing Section C:

		a)	“affiliate” means any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company;

		b)	“Company” means Halliburton and includes any parent or subsidiary in a consolidated group with Halliburton;

		c)	“Executive Officer” has the meaning given to “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended; and

		d)	“immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. For purposes of the look-back provision in Sections C.1.a, C.1.c, C.1.e and C.1.i above, “immediate family member” will not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

D.	Management Directors: The Board believes that management Directors should number not more than two (2). While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, management Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

E.	Size of the Board: The Board believes that, optimally, the Board should number between ten (10) and fourteen (14) members. Halliburton’s By-laws prescribe that the number of Directors will not be less than eight (8) nor more than twenty (20).

F.	Service of Former CEOs and Other Former Management on the Board: Management Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

G.	Annual Election of All Directors: As provided in Halliburton’s By-laws, all Directors are elected annually by the majority of votes cast, unless the number of nominees exceeds the number of Directors to be elected, in which event the Directors shall be elected by a plurality vote. Should a Director’s principal title change during the year, he or she must submit a letter of Board resignation to the Chairman of the Nominating and Corporate Governance Committee who, with the full Committee, shall have the discretion to accept or reject the resignation.

H.	Process for the Selection of New Directors: The Board is responsible for filling Board vacancies that may occur between annual meetings of stockholders. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Corporate Secretary, as described in Halliburton’s annual proxy statement. The Nominating and Corporate Governance Committee also considers whether to nominate persons put forward by stockholders pursuant to Halliburton’s By-laws relating to stockholder nominations. For each individual nominated in accordance with Halliburton’s By-laws by a stockholder owning at least 1% of the issued and outstanding voting stock of Halliburton, the Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the Committee deems appropriate.

When it is necessary to add a Director to the Board, the Nominating and Corporate Governance Committee, in consultation with the Board, determines the specific criteria for a new Director candidate. After the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed in Section I below. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate perform candidate interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

I.	Board Membership Criteria: Directors and nominees should possess the following qualifications:

	1.	Personal characteristics:

		a)	Highest personal and professional ethics, integrity and values;

		b)	An inquiring and independent mind; and

		c)	Practical wisdom and mature judgment.

	2.	Broad training and experience at the policy-making level in business, government, education or technology.

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	3.	Expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

	4.	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

	5.	Commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations.

	6.	Willingness to represent the best interests of all Halliburton stockholders and objectively appraise management performance.

	7.	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.

The Board evaluates nominees annually for election and reelection, and on an as-needed basis to fill vacancies, to ensure they meet the above criteria. The findings of the reviews and self-assessments conducted in accordance with Sections J and K below will be taken into consideration by the Nominating and Corporate Governance Committee and by the Board in connection with the decision as to who should be nominated for election and reelection.

J.	Annual Performance Review: The Nominating and Corporate Governance Committee will conduct annual performance reviews of each non-management Director. While the Nominating and Corporate Governance Committee will be responsible for determining how to evaluate director performance, each evaluation will include a review of the non-management Director’s:

	1.	Attendance and participation;

	2.	Changes in independence;

	3.	Changes in qualifications, including expertise;

	4.	Changes in status relating to principal occupation; and

	5.	Other contributions to the Board and its committees.

The Nominating and Corporate Governance Committee will review each evaluation and, if appropriate, discuss the evaluation with the applicable non-management Director.

K.	Annual Review of Board Composition; Self-Assessment: The Nominating and Corporate Governance Committee will conduct an annual review of the overall composition profile of the Board to determine whether the then-current non-management Directors collectively represent an appropriate mix of experience and expertise. One or more members of the Board shall have significant experience with an energy-focused company, with a manufacturing company in the chemical, energy or materials industry, or in matters relating to health, safety and the environment. In addition, the non-management Directors will conduct an annual self-assessment of the Board, including assessments of the following:

	1.	General makeup and composition of the Board;

	2.	Sufficiency of materials and information provided to the Board;

	3.	Board meeting mechanics and structure;

	4.	Board responsibilities and accountability; and

	5.	Board meeting content and conduct.

L.	Service on Other Public Company Boards: (1) The Chief Executive Officer will not serve on the boards of directors of more than a total of two publicly traded companies in addition to Halliburton, and (2) no other Director will serve on the boards of directors of more than three publicly traded companies in addition to Halliburton, provided, however, that any such other Director may serve on boards of directors of additional companies if that Director served on such boards of directors at the time of the Director’s election to Halliburton’s Board and that Director undertakes not to stand for reelection or appointment to the boards of directors of those additional companies. In evaluating prospective nominees for the Board and the continued service of current Directors, the Nominating and Corporate Governance Committee will take into consideration the individual’s membership on the boards of directors of other companies in order to ensure that such individual’s service on such other boards of directors does not impair the individual’s ability to devote sufficient time and commitment to serve effectively as a Halliburton Director.

M.	Diversity: The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Personal experience and background, race, gender, age and nationality are reviewed for the Board as a whole, and diversity in these factors may be taken into account in considering individual candidates.

N.	Director Tenure: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will perform an annual review of each Director’s continuation on the Board in making its recommendation to the Board concerning his or her nomination for election or reelection as a Director. As a condition to being nominated by the Board for continued service as a Director, each incumbent Director nominee shall sign and deliver to the Board irrevocable letters of resignation, in forms satisfactory to the Board. The first resignation letter is limited to and conditioned on that Director failing to achieve a majority of the votes cast at an election where Directors are elected by majority vote. For any Director nominee who fails to be elected by a majority of votes cast, where Directors are elected by majority vote, his or her irrevocable letter of resignation will be deemed tendered on the date the election results are certified. Such resignation shall only be effective upon acceptance by the Board. The second resignation letter is limited to and conditioned on the Director being found to have substantially participated in a significant violation of U.S. federal or state law or to have recklessly disregarded his or her duty to exercise reasonable oversight, as more fully described in Halliburton’s By-laws. Such resignation shall only be effective upon acceptance by the disinterested members of the Board. Each non-incumbent Director nominee shall agree upon his or her election as a Director to sign and deliver to the Board such irrevocable letters of resignation. Further, the Board shall fill vacancies and new directorships only with candidates who agree to tender the letters of resignation as described above, promptly following their appointment as a Director. The Board’s expectation is that any Director whose resignation has been tendered as described in this section will abstain from participation in both the Nominating and Corporate Governance Committee’s consideration of the resignation, if they are a member of that committee, and

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the Board’s decision regarding the resignation. There are no term limits on Directors’ service, other than mandatory retirement.

O.	Director Compensation Review: It is appropriate for executive management of Halliburton, assisted by an independent compensation consultant, to report periodically to the Nominating and Corporate Governance Committee on the status of Halliburton’s Director compensation practices in relation to other companies of comparable size and Halliburton’s competitors.

P.	Form and Amount of Director Compensation: The Nominating and Corporate Governance Committee annually reviews the competitiveness of Halliburton’s Director compensation practices. In doing so, the Committee, with the assistance of an independent compensation consultant, compares Halliburton’s practices with those of its comparator group, which includes both peer and general industry companies. Specific components reviewed include cash compensation, equity compensation, benefits and perquisites. Information is gathered directly from published proxy statements of comparator group companies. Additionally, the Committee utilizes external market data gathered from a variety of survey sources to serve as a reference point against a broader group of companies. Determinations as to the form and amount of Director compensation are based on Halliburton’s competitive position resulting from this review.

Q.	Changes to Director Compensation: Changes in Director compensation, if any, should come upon the recommendation of the Nominating and Corporate Governance Committee, but with full discussion and concurrence by the Board.

R.	Annual Meeting Attendance: It is the policy of the Board that all Directors attend the Annual Meeting of Stockholders, and Halliburton’s annual proxy statement shall state the number of Directors who attended the prior year’s Annual Meeting.

S.	Director Retirement: It is the policy of the Board that each non-management Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second (72nd) birthday. Management Directors shall retire at the time of their retirement from employment with Halliburton unless the Board approves continued service as a Director.

Operation of the Board Meetings

A.	Executive Sessions: During each regular Board meeting, the non-management Directors meet in scheduled executive sessions presided over by the Lead Director. During any year, if there exists a non-management Director who is not independent, the independent Directors will meet in at least one executive session presided over by the Lead Director.

B.	Frequency of Board Meetings: The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

C.	Attendance of Non-Directors at Board Meetings: The Chief Financial Officer and the General Counsel will be present during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

D.	Board Access to Management: Directors have open access to Halliburton’s management. In addition, members of Halliburton’s executive management routinely attend Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages executive management to bring managers into Board or Committee meetings and other scheduled events who (i) can provide additional insight into matters being considered or (ii) represent managers with future potential whom executive management believe should be given exposure to the members of the Board.

E.	Board Access to Independent Advisors: The Board has the authority to retain, set terms of engagement, and dismiss such independent advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

F.	Conflicts of Interest: If an actual or potential conflict of interest develops because of significant dealings or competition between Halliburton and a business with which the Director is affiliated, the Director should report the matter immediately to the Chairman of the Board for evaluation by the Board. In the case of a significant conflict, the conflict must be resolved or the Director should resign. If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse him or herself from participation in the discussion and shall not vote on the matter.

G.	Strategic and Business Planning: Strategic and business plans will be reviewed annually at one of the Board’s regularly scheduled meetings.

H.	Agenda Items for Board Meetings: The Chairman of the Board and Chief Executive Officer prepares a draft agenda for each Board meeting and the agenda and meeting schedule are submitted to the Lead Director for approval. The other Board members may suggest items for inclusion on the agenda, and each Director may also raise, at any Board meeting, subjects that are not on the agenda.

I.	Board/Committee Forward Calendars: A forward calendar of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration. The Board or Committee shall annually review the recurring events calendars and may change or revise them as deemed appropriate.

J.	Advance Review of Meeting Materials: In advance of each Board or Committee meeting, a proposed agenda will be distributed to each Director. In addition, to the extent feasible or appropriate, information and data important to the Directors’ understanding of the matters to be considered, including background summaries and presentations to be made at the meeting, will be distributed in advance of the meeting. The Lead Director advises management on and approves information distributed to the Directors. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton’s business, performance and prospects. It is each Director’s responsibility to review the meeting materials and other information provided by Halliburton.

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Committees of the Board

A.	Number and Types of Committees: A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

B.	Standing Committees: The Board has established the following standing Committees: Audit, Compensation, Health, Safety and Environment, and Nominating and Corporate Governance. Each Committee’s charter is to be reviewed annually by the Committee and the Board.

C.	Composition of Committees: It is the policy of the Board that only non-management Directors serve on Board Committees. Further, only independent Directors serve on the Audit, the Compensation, the Nominating and Corporate Governance and the Health, Safety and Environment Committees, provided that the Directors may appoint one non-independent Director as a member (but not as the Chairman) of the Health, Safety and Environment Committee as they deem appropriate.

D.	Interlocking Directorates: A Director who is or has been within the preceding three years part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another Halliburton officer serves on the compensation committee of another entity that employs the Director, or an immediate family member of the Director) may not serve on the Compensation Committee. The composition of the Board Committees will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC, NYSE, and IRS rules and regulations.

E.	Committee Rotation: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends annually to the Board the membership of the various Committees and their Chairmen, and the Board approves the Committee assignments. In making its recommendations to the Board, the Nominating and Corporate Governance Committee takes into consideration the need for continuity, subject matter expertise, applicable SEC, IRS, or NYSE requirements, tenure and the desires of individual Board members.

F.	Frequency and Length of Committee Meetings: Each Committee shall meet as frequently and for such length of time as may be required to carry out its assigned duties and responsibilities. The schedule for regular meetings of the Board and Committees for each year is submitted and approved by the Board in advance. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable.

G.	Committee Agendas/Reports to the Board: Members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by the Committee Chairman in advance of distribution to the other members of the Committee. A forward calendar of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

Reports on each Committee meeting are made to the full Board. All Directors are furnished copies of each Committee’s minutes.

Other Board Practices

A.	Non-Management Director Orientation and Continuing Education: An orientation program has been developed for new non-management Directors which includes: comprehensive information about Halliburton’s business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Each non-management Director is required to annually attend at least six hours (or such greater number of hours as best practices suggest are appropriate) of external or internal director continuing education programs, conferences or similar presentations approved (whether before or after the non-management Director’s participation) by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and management shall identify and communicate external and internal training and educational opportunities for non-management Directors’ continuing education in areas of importance to Halliburton, including with respect to duties and responsibilities of directors of publicly traded companies, provided that at least two hours of continuing education shall be devoted to issues relating to health, safety and the environment. Halliburton will provide sufficient internal continuing education programs for the non-management Directors to meet this requirement. Attendance at any approved external program shall count for the requirement, but any associated expenses will be for the account of the individual non-management Director except with prior approval by the Audit Committee.

B.	Board Interaction with Institutional Investors and Other Stakeholders: The Board believes that it is executive management’s responsibility to speak for Halliburton. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of executive management and, absent unusual circumstances, only at the request of executive management.

C.	Stockholder Communications with Directors: To foster better communication with Halliburton’s stockholders, Halliburton established a process for stockholders to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE and the SEC. The methods of communication with the Board include mail (Board of Directors c/o Director of Business Conduct, Halliburton Company, P.O. Box 42806, Houston, Texas 77242), a dedicated telephone number (888-312-2692 or 770-613-6348) and an e-mail address (BoardofDirectors@halliburton.com). Information regarding these methods of communication is also on Halliburton’s website, www.halliburton.com, under “Corporate Governance.” Halliburton’s Director of Business Conduct, a Company employee, reviews all

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stockholder communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Lead Director is promptly notified of any other significant stockholder communications and communications addressed to a named Director are promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

D.	Core Values: The Board is committed to promoting Halliburton’s core values.

E.	Periodic Review of these Guidelines: The operation of the Board is a dynamic and evolving process. Accordingly, the Nominating and Corporate Governance Committee will review these Guidelines periodically and any recommended revisions will be submitted to the full Board for consideration and approval.

Approved as revised: Halliburton Company Board of Directors December 4, 2014 Supersedes previous version dated January 1, 2013

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DIRECTIONS TO THE HALLIBURTON ANNUAL MEETING OF STOCKHOLDERS

The Halliburton North Belt Facility is located on the North Sam Houston Parkway (Beltway 8 Tollway) south feeder between Aldine Westfield and JFK Boulevard.

3000 N. Sam Houston Parkway East
Houston, Texas 77032
281-871-4000

From I-45	From 59 and IAH
• Take the Sam Houston Parkway East	• Take the Sam Houston Parkway West
• Exit JFK Blvd	• Exit Aldine Westfield
• “U-Turn” at Aldine Westfield and proceed east on the Sam Houston Parkway feeder

The main entrance to the North Belt facility will be on your right, about halfway between Aldine Westfield and JFK Blvd.

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HALLIBURTON

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 18, 2016.

Vote by Internet

- Go to **www.envisionreports.com/HAL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
- Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" the listed nominees and "FOR" Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - A.F. Al Khayyal	☐	☐	☐	02 - A.M. Bennett	☐	☐	☐	03 - J.R. Boyd	☐	☐	☐
04 - M. Carroll	☐	☐	☐	05 - N.K. Dicciani	☐	☐	☐	06 - M.S. Gerber	☐	☐	☐
07 - J.C. Grubisich	☐	☐	☐	08 - D.J. Lesar	☐	☐	☐	09 - R.A. Malone	☐	☐	☐
10 - J.L. Martin	☐	☐	☐	11 - J.A. Miller	☐	☐	☐	12 - D.L. Reed	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal for Ratification of the Selection of Auditors.	☐	☐	☐	3. Advisory Approval of the Company's Executive Compensation.	☐	☐	☐

4. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02B75C

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Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2015 Annual Report on Form 10-K are available at: **www.envisionreports.com/HAL.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

HALLIBURTON

+

Proxy — Halliburton Company

PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints D. J. Lesar and R. L. Voyles, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032, on Wednesday, May 18, 2016, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated April 5, 2016, is acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. In the absence of such direction, the proxy will be voted FOR the nominees listed in Proposal 1, and FOR Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

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Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

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